Exhibit 99.3

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840

Washington, DC 20036

202-467-6862 • (Fax) 202-467-6963

Midstate Community Bank Baltimore, Maryland Conversion Valuation Appraisal Report Valued as of April 21, 2014 Prepared By Feldman Financial Advisors, Inc. Washington, DC

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840

Washington, DC 20036

202-467-6862 • (Fax) 202-467-6963

April 21, 2014

Board of Directors

Midstate Community Bank

6810 York Road

Baltimore, MD 21212

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Midstate Community Bank (“Midstate” or the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of ownership, the issuance of the Bank’s capital stock to Midstate Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This Appraisal is furnished pursuant to the Bank’s regulatory filing of the Application for Conversion (“Application”) with the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System and The Office of the Commissioner of Financial Regulation for the state of Maryland.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Bank that included discussions with the Bank’s management, the Bank’s legal counsel, Ober, Kaler, Grimes & Shriver, a Professional Corporation and the Bank’s independent auditor, Rowles & Company, LLP. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Bank’s primary market area and compared the Bank’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Bank’s representation that the information contained in the Application and additional evidence furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditor, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Midstate Community Bank

April 21, 2014

Page Two

It is our opinion that, as of April 21, 2014, the estimated aggregate pro forma market value of the Bank was within a range (the “Valuation Range”) of $22,100,000 to $29,900,000 with a midpoint of $26,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $34,385,000. Thus, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 2,210,000 shares, a midpoint of 2,600,000 shares, a maximum of 2,990,000 shares, and an adjusted maximum of 3,438,500 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Michael S. Green
Principal

FELDMAN FINANCIAL ADVISORS, INC.

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LIST OF TABLES

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INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Midstate Community Bank (“Midstate” or the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of ownership, the issuance of the Bank’s capital stock to Midstate Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This appraisal report is furnished pursuant to the Bank’s filing of the Application for Conversion (“Application”) with the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System and The Office of the Commissioner of Financial Regulation for the state of Maryland. Our estimate of the pro forma market value of Midstate is expressed in the form of a range (the “Valuation Range”) based on regulatory guidelines.

In the course of preparing the Appraisal, we reviewed and discussed with the Bank’s management and the Bank’s independent accountants, Rowles & Company, LLP the audited financial statements of the Bank’s operations for the years ended December 31, 2012 and 2013. We also reviewed and discussed with management other financial matters of the Bank. Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Bank operates and assessed the Bank’s relative strengths and weaknesses.

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We examined and compared the Bank’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Bank’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Bank.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The Appraisal considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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The Valuation Range reported in this Appraisal will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. BUSINESS OF MIDSTATE COMMUNITY BANK

General Overview

Midstate is a state chartered mutual savings bank headquartered in Baltimore, Maryland. Over the course of its history, Midstate has operated as a community-oriented institution by offering a variety of loan, primarily residential mortgages, and deposit products and serving other financial needs of the local community. The Bank conducts its business from its main office on York Road in Baltimore County. At December 31, 2013, Midstate had total assets of $177.1 million, net loans of $108.5 million, total deposits of $153.8 million, and equity capital of $21.4 million or 12.10% of total assets. The Bank is primarily regulated by The Office of the Commissioner of Financial Regulation for the state of Maryland and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

The genesis of Midstate began in 1884 with the Druid Hill Perpetual Building Association which merged with Govanstown Land, Loan and Building Association of Baltimore County (founded in 1890) to form Midstate Building Association in September 1940 and has continuously operated in greater Towson area of Baltimore since its inception. Midstate Building Association became federally chartered and changed its name to Midstate Federal Savings and Loan Association in 1952 and operated as a federal association until 1977 when Midstate obtained a state charter and state deposit insurance under the name Midstate Savings and Loan. In 1985, due to the collapse of the state insurance fund, Midstate became a member of the FHLB system and obtained deposit insurance from the Federal Savings and Loan Insurance Corporation. In 1992, the Bank’s name was changed to Midstate Federal Savings and Loan Association and in June 2012, the Bank converted its charter from a federally chartered mutual savings association to a state chartered savings bank and was renamed Midstate Community Bank. Being one of the oldest and firmly established institutions in the area, the Bank has built a reputation of conservative soundness that has served it well. The Bank’s real estate loans consist primarily of residential mortgage loans, as well as a small mix of commercial real estate loans, construction and land development loans, multi-family mortgage loans, home equity lines of credit, and a limited amount of consumer loans.

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The Bank’s business consists primarily of accepting deposits from the general public in Baltimore City and Baltimore and western Harford Counties, Maryland (primarily within the Towson, Maryland area which is adjacent to the Bank’s office) and investing those deposits and funds generated from operations, primarily in one- to four-family residential mortgage loans. At December 31, 2013, one- to four-family residential first mortgage loans (including owner-occupied and investor property loans) totaled $88.9 million, or 81.3% of the Bank’s loan portfolio, of which $77.6 million had fixed rates of interest. Most of the Bank’s residential mortgage loans are owner occupied loans, but this category also includes approximately $24.2 million of loans secured by 1-4 family investment properties. Fixed-rate commercial real estate loans secured by both owner occupied and non-owner occupied commercial properties represented the second largest category of loans, comprising $6.6 million or approximately 6.0% of total loans. Construction and land development loans approximated $5.9 million (comprising $1.9 million of residential construction loans and $4.0 million of land development loans with fixed rates of interest) at December 31, 2013 and were the third largest component of total loans at 5.4%. Home equity lines of credit represented $5.8 million or 5.3% of total loans at December 31, 2013.

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Midstate strives to operate as a well-capitalized and profitable community financial institution dedicated to providing quality customer service. The Bank’s current business objectives emphasize residential mortgage lending and Midstate will continue to offer these types of loans. Another principal business objective of the Bank is to build on Midstate’s historic strength of customer loyalty and gradually grow the balance sheet with assets and liabilities that allow it to increase the net interest margin while reducing the overall exposure risk from interest rate fluctuations.

The Bank believes that its community orientation is attractive to customers and distinguishes it from the larger banks that operate in the local area. Midstate is presently focused on strengthening and expanding customer relationships to generate additional internal growth from its franchise. Midstate’s business strategy focuses primarily on creating sustainable profitability that enables asset growth while enhancing regulatory capital. Highlights of the Bank’s business strategy are as follows:

●	Reduce nonperforming assets. Nonperforming assets have been elevated for the past several years and currently constitute approximately 4.8% (excluding performing troubled debt restructurings) of total assets at December 31, 2013. The Bank curtailed origination of investor loans, land development loans and commercial real estate loans that tend to have a higher rate of nonperformance. Midstate is actively working with nonperforming borrowers to restructure loans so that they can become performing. Further, the Bank continues to evaluate each property and actively monitors and works out each nonperforming asset, and actively seeks to sell foreclosed properties and to rent such properties if they cannot be sold at a reasonable price given market conditions.

●	Controlled asset growth funded by core deposits. Midstate intends to maintain its strategic focus on the origination of fixed-rate residential mortgages as it attempts to increase variable-rate loans. Given the current residential mortgage origination environment, Midstate will focus on growing its portfolio of loans by specializing in originating loans not fully supported by the secondary market. This could include loans that offer opportunity for growth such as jumbo, condo and owner-occupied residential construction loans. The Bank also intends to offer secondary market loan products that may provide customers additional loan options that the Bank cannot maintain in its portfolio.

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●	Expand focus to business relationships. Midstate has traditionally focused on the retail market and not on the business sector. Midstate believes that the local market provides the Bank an opportunity to attract small business relationships, including sole proprietorships, that desire a deposit relationship with highly personalized service, competitive products and delivery channels, and that the large number of small businesses in the market area presents an opportunity for Midstate to grow over the next several years. Over the next several years, Midstate intends to develop deposit products and other services that target the small business sector, including remote deposit capture and fee for income services such as merchant services, wire transfers, Automated Clearing House (ACH) payments and credit cards.

●	Expanding retail customer relationships. Although the Bank has offered checking accounts for a number of years, it is still heavily reliant on certificates of deposit, as well as savings accounts. Midstate believes it is important to decrease its dependence on certificates of deposit and grow noninterest-bearing checking deposits. To accomplish this, Midstate intends to evaluate and determine which retail customer segments to more heavily target. In this regard, the Bank is considering the student market given the close proximity of Towson University to the Bank as well as nearby residential neighborhoods. The Bank will also increase the education and development of office personnel to actively seek new customer relationships and expand existing relationships, evaluate current products and delivery channels to ensure that it offers products and services these target customer segments value.

●	Growth of noninterest revenue. Growing noninterest revenue is a short- and long-term goal. Midstate is in the process of evaluating all of its product offerings to ensure that it has the right products, for the right customers in the right delivery channels. Part of the evaluation is a fresh review of the fee structure to ensure that products are designed to create value for both the customer and the Bank. In addition, Midstate entered into brokerage agreements with loan brokers to provide one- to four-family residential real estate loans. The Bank believes there is much opportunity in originating residential mortgages. This mortgage origination strategy will enhance net interest income by maintaining or increasing the Bank’s loans to assets ratio and potentially provide valuable noninterest income from those loans brokered in the secondary market.

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●	Provide necessary resources to support revenue growth. It is the Bank’s primary objective to generate revenue growth. To further this goal, Midstate intends to adjust its cost structure to match its revenue growth expectations. This may mean that the Bank needs to invest in talent, education and technology to facilitate revenue growth. Midstate currently has 16 full-time equivalent employees, and intends to invest a portion of the net proceeds of the offering to help expand its lending staff to supplement existing expertise. As a result, the efficiency ratio may increase in the short term as the Bank makes these necessary investments to enhance revenue growth, but with the goal that such increases will be offset by increases in noninterest revenue and net interest income. In addition, Midstate continuously evaluates the efficiency and effectiveness of all back office processes and procedures, identifying opportunities for enhanced productivity and efficiency. The Bank intends to hire an outside loan officer to broker loans to the secondary market which will enhance the Bank’s noninterest income.

●	Enhanced risk management. Midstate believes that risk management will continue to be a key differentiator of banks going forward. The Bank gives keen attention to risk management bankwide identifying the right skill sets, processes, procedures and organizational and governance structures to ensure effective, sound risk management. The Bank has recently implemented a revised risk management framework that it believes is more comprehensive. By identifying, monitoring and reviewing risk exposure on a regular and recurring basis as well as allocating resources appropriately, Midstate is prepared to proactively mitigate risks, which include strategic, compliance, credit, interest, liquidity, operational, price and reputational risk. The Bank hired an outside loan review firm to perform a comprehensive loan review as of December 31, 2012, including risk ratings on a portion of the loan portfolio.

While the Bank’s present equity capital level is solid at 12.10% of total assets as of December 31, 2013, the Bank believes it must raise additional capital in order to facilitate its growth objectives and loan generation, and provide a greater cushion in response to the risk profile associated with uncertain economic conditions and unproven expansion opportunities. Over the past year, the Bank’s equity position increased from $21.0 million or 11.29% of total assets at December 31, 2012 to $21.4 million at December 31, 2013 or 12.10% of total assets. The increase in equity was due to net income approximating $1.0 million offset by an increase in unrealized losses on investment securities from $81,000 at December 31, 2012 to $660,000 at December 31, 2013.

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As a stock corporation upon completion of the Conversion, the Bank will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Bank the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Bank also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Bank will have increased ability to merge with or acquire other financial institutions or business enterprises. Finally, the Bank expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

In summary, Midstate’s primary reasons for implementing the Conversion and undertaking the offering are to:

●	increase the capital of the Bank and support future growth;

●	enhance the ability to expand product offerings, including developing products and programs to target small businesses and younger individuals;

●	have greater flexibility to structure and finance the expansion of operations;

●	retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

●	enhance community ties by providing customers and members of the community with the opportunity to acquire an ownership interest in Midstate

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The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Bank’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Bank’s consolidated balance sheets as of the years ended December 31, 2012 and 2013. Exhibit II-2 presents the Bank’s consolidated income statements for the years ended December 31, 2012 and 2013.

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Financial Condition

Table 1 presents selected data concerning the Bank’s financial position as of December 31, 2012 and 2013. Table 2 displays relative balance sheet concentrations for the Bank as of similar fiscal year-end periods.

Table 1

Selected Financial Condition Data

As of December 31, 2012 and 2013

(Dollars in Thousands)

	At December 31,
	2013	2012

Total assets	$177,123	$186,042
Cash and cash equivalents	11,491	20,461
Investments available for sale	5,390	6,345
Investments held to maturity	35,669	33,625
Loans receivable, net	108,508	109,200
Total deposits	153,841	163,691
Total equity	$21,424	$21,012

Source: Midstate Community Bank, financial statements.

Asset Composition

The Bank’s total assets amounted to $177.1 million at December 31, 2013, reflecting approximately a 4.8% or $8.9 million decrease from total assets of $186.0 million at December 31, 2012. The decline in total assets was primarily attributable to reduction in liquidity, with cash and cash equivalents decreasing from $20.5 million at December 31, 2012 to $11.5 million at December 31, 2013 and primarily utilized to fund the run-off of maturing certificates of deposit and deployed into new loan production and acquisition of investment securities and investment certificates of deposit. The net loan portfolio remained relatively flat over the year, and with the reduction in total assets, the concentration of net loans as a percentage of total assets increased from 58.7% at December 31, 2012 to 61.3% at December 31, 2013.

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Table 2

Relative Balance Sheet Concentrations

As of December 31, 2012 and 2013

(Percent of Total Assets)

	At December 31,
	2013	2012
Cash and cash equivalents	6.49	11.00
Investment certificates of deposit	4.82	4.18
Investment securities	23.18	21.48
Loans receivable, net	61.26	58.70
Other assets	4.25	4.64
Total assets	100.00	100.00

Total deposits	86.86	87.99
Total borrowings	0.00	0.00
Other liabilities	1.05	0.72
Total liabilities	87.90	88.71
Total equity	(0.13)	(0.13)
Total liabilities and equity	87.78	88.57

Source: Midstate Community Bank, financial statement data.

Throughout its history, the Bank operated as a traditional thrift institution emphasizing one loan product, long-term, fixed-rate, single-family residential mortgage loans. Residential mortgages continue to be the predominant loan type within the Bank’s portfolio and the Bank expects this trend to continue. As presented in Exhibit II-3, the Bank’s current loan portfolio is comprised almost entirely of real estate loans. At December 31, 2012 and 2013, real estate lending comprised in excess of 99% of the total loan portfolio and included residential mortgage loans (both owner occupied and investor property loans), commercial real estate loans, construction and land development loans and home equity loans. The Bank intends to continue to emphasize residential lending products and curtail lending in commercial real estate and land development and plans to continue its emphasis on relationship banking in its primary market area. The Bank does not offer, and has not offered, subprime, no-documentation, or Alt-A mortgage loans.

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Residential mortgage loans totaled $88.9 million or 81.3% of the total loan portfolio at December 31, 2013 as compared to $86.2 million or 78.2% of total loans at December 31, 2012. Approximately $24.2 million or 27.2% of residential mortgages at December 31, 2013 were loans secured by residential investor properties as compared to $26.8 million or 31.0% of residential mortgages at December 31, 2012. Non-performing residential mortgage loans approximated $3.0 million at December 31, 2013 as compared to $6.8 million at December 31, 2012. At December 31, 2013, non-performing residential mortgages were comprised of approximately equal amounts of owner occupied and investor property loans.

A majority of Midstate’s lending activity currently consists of the origination of first lien mortgage loans secured by one to four-family owner-occupied residential properties located in Baltimore City and Baltimore County and, to a lesser extent, the Maryland counties of Harford, Anne Arundel and Carroll. The Bank offers fixed- and adjustable-rate residential mortgages of 30 years. While Midstate has not recently originated loans for sale into the secondary market, the Bank acts as a broker of mortgage originations with the loans funded by third parties such as Quicken Loans and Flagstar Lending. For its brokering activities, the Bank collects a fee for providing the loan application to the broker, provided the loan settles, which helps to increase noninterest revenue.

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Adjustable-rate mortgage loans for owner-occupied one-to four-family properties have a competitive initial rate that is fixed for either the first five or seven years of the loan and then typically resets at a rate of an index from constant maturity of the appropriate term on the Federal Reserve H.15 Report plus a margin of 2.75% on an annual basis, with a maximum rate adjustment of 2% per adjustment and a lifetime maximum adjustment of 6% above the initial rate. Midstate also offers adjustable-rate loans that adjust every one year or every three years at the outset. Adjustable-rate mortgage loans may have up to 30-year terms. At December 31, 2013 $9.8 million, or 15.2%, of the owner-occupied, one-to four-family mortgage loans had adjustable rates. Midstate is trying to increase its focus on adjustable-rate loans in order to decrease interest rate risk, but in the current low interest rate environment, most borrowers prefer fixed-rate loans. It is anticipated that when interest rates begin to rise, Midstate will be able to originate a greater portion of variable-rate mortgage loans.

Although adjustable-rate mortgage loans may reduce, to an extent, vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), which might increase the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by loan documents. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

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The Bank generally limits the maximum loan to value ratio to 80% of the lower of the appraised value or the purchase price of the property securing the loan without mortgage insurance, or 95% with mortgage insurance.

Midstate also offers residential mortgage loans on non-owner occupied (investment property) residential properties in its market area. At December 31, 2013, $24.2 million, or 22.1%, of the loan portfolio consisted of this type of mortgage loan.

Underwriting policies provide that such loans may be made in amounts of up to 60% of the lesser of the purchase price or appraised value of the property. One- to four-family investment property loans are either fixed-rate for a period of up to 15 years or balloon loans of 15 years that amortize over a 30-year term.

The Bank generally targets one- to four-family investment property loans with balances up to $250,000. At December 31, 2013, the average one- to four-family investment property loan had a balance of $94,000.

In reaching a decision on whether to make one- to four-family investment loans, Midstate considers the net operating income of the property, the borrower’s expertise and credit history, the global cash flow of the borrowers and the value of the underlying property. In certain circumstances it is required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.15.

A borrower’s financial information is monitored on an ongoing basis by requiring periodic financial updates, payment history reviews and other documentation as necessary. It is required that borrowers provide annually updated financial statements and federal tax returns. It is also required that borrowers with rental investment property provide an annual report of income and expenses for the property, including a rent roll and copies of leases, as applicable.

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Loans secured by one- to four-family investment properties generally involve a greater degree of risk than one- to four-family owner occupied mortgage loans. Because payments on loans secured by one- to four-family investment properties are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Commercial real estate loans were the second largest component of the loan portfolio and totaled $6.6 million or 6.0% of total loans at December 31, 2013, compared to $8.7 million or 7.9% of total loans at December 31, 2012. Of the $6.6 million portfolio, $3.7 million were loans for owner occupied properties and $2.9 million were loans for non-owner occupied properties. Midstate is not currently originating commercial real estate loans. The Bank plans on evaluating making small, owner-occupied commercial real estate loans in the foreseeable future.

The commercial real estate loan portfolio generally consists of fixed-rate loans with original terms of 15 years, with longer amortization terms, and had an average remaining principal balance of $235,000 at December 31, 2013. Loans are generally secured by first mortgages, and amounts upon origination, in accordance with the loan policy, did not exceed 80% of the lesser of the property’s appraised value or purchase price.

Properties securing commercial real estate loans primarily include business owner-occupied and non-owner occupied properties, restaurants, small office buildings and office suites. Substantially all commercial real estate loans are secured by properties located in the Bank’s market area.

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Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Home equity loans and lines of credit that are secured by one- to four-family residential properties, totaled $5.8 million, and represented 5.3% of total loans at December 31, 2013, compared to $6.0 million or 5.4% of total loans at December 31, 2012. Of the $5.8 million of home equity loans, approximately $5.0 million are secured by owner-occupied properties and $0.8 million are secured by investor properties.

Home equity lines of credit are generally underwritten using the same criteria used to underwrite one- to four-family residential mortgage loans, including a loan-to-value ratio of 80% if the Bank holds the first mortgage on the property and 75% if the Bank does not, when combined with the principal balance of the existing mortgage loan. Home equity lines allow for the borrower to draw against the line for ten years, followed by a ten-year repayment period. Home equity lines of credit are originated with adjustable-rates based on the prime rate and require monthly interest payments. The majority of the adjustable-rate lines of credit have floors of 4% and 20% ceilings.

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Home equity lines of credit secured by second mortgages may have greater risk than one- to four-family residential mortgage loans secured by first mortgages. There exists the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance and the Bank may not be able to recover the remaining balance from the borrower. In particular, because home equity loans are secured by second mortgages, decreases in real estate values could adversely affect the value of the property serving as collateral for these loans. Thus, the recovery of such property could be insufficient to compensate us for the value of these loans.

Included in the home equity portfolio is a small portfolio of investor lines of credit secured by non-owner occupied residential properties, although Midstate no longer offers these loans. These loans approximated $752,000 and constituted less than 1.0% of the loan portfolio at December 31, 2013.

Midstate originates construction loans to individuals for the construction of owner-occupied, one- to four-family residential properties. At December 31, 2013, the balance of construction loans was $1.9 million, or 1.8% of the total loan portfolio, and the unadvanced portion of such loans was $833,000. Construction loans generally bear a fixed interest rate and provide for the payment of interest only during the construction phase, which is typically up to 12 months. At the end of the construction phase, these loans generally convert into a longer-term permanent mortgage loan, but the Bank does offer construction loans that do not convert into a permanent loan. These loans have a maximum loan to value ratio of 80% based on the purchase price or lot value and the cost improvements. Midstate requires inspections on each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

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Construction financing is generally considered to involve a higher degree of credit risk than longer-term financing on improved, owner-occupied real estate, and as a result the interest rate for these loans is higher than on owner-occupied one- to four-family residential real estate loans. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the construction costs and the value of the land. Construction loans also expose Midstate to the risks that improvements will not be completed on time in accordance with specifications and projected costs.

Midstate also has a small portfolio of multi-family residential real estate loans totaling $1.8 million at December 31, 2013, which was equal to a similar dollar amount in 2012. Prior to 2012, Midstate originated multi-family residential real estate loans. These loans were made to owners of residential buildings with five or more units for the purchase of such properties and are secured by a first lien on the property. As with other residential loans, the majority of the properties securing these loans are located in Baltimore City and Baltimore County, Maryland. The Bank currently does not make these types of loans.

Multi-family real estate loans are generally considered to have more credit risk than traditional one- to four- family residential loans because these loans tend to involve larger loan balances and their repayment is typically dependent upon the successful operation and management of the underlying real estate. These loans typically have higher interest rates than owner-occupied one- to four-family residential mortgage loans.

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Land and land development loans totaled $4.0 million and represented 3.6% of total loans at December 31, 2013, compared to $4.2 million or 3.8% of total loans at year-end 2012. On a limited basis, the Bank has historically originated loans to individuals to purchase vacant land on which the borrower will build an owner-occupied residence at some future date, which are also known as “lot loans.” In addition, although the Bank does not currently offer land development loans which are made to developers for the purpose of developing vacant land, typically for residential subdivisions, Midstate has two of these loans in the portfolio for a total of $1.3 million or 1.2% of total loans at December 31, 2013. Lot loans are generally fixed-rate loans with a ten-year term, but can have amortization periods of up to 25 years. The Bank would lend up to 75% of the lesser of the appraised value or purchase price of the property, and require a borrower down payment of at least 25%.

At December 31, 2013, the largest lot loan had an outstanding balance of $721,000. This loan was performing in accordance with its original terms at December 31, 2013. The average balance at December 31, 2013 of all other lot loans was $153,000.

The Bank’s non-real estate loans consist of a limited amount of deposit secured consumer loans. As of December 31, 2013 the portfolio amounted to $341,000 as compared to $283,000 at December 31, 2012.

Exhibit II-4 presents a summary of the Bank’s investment portfolio as of December 31, 2012 and 2013. Midstate’s primary investment objectives are to maintain liquidity, stabilize earnings, manage interest rate risk and provide alternative investment vehicles when loan demand is low. In order to achieve these objectives, the investment policy provides that the Bank will maintain an investment portfolio consisting of (i) a short-term liquidity portfolio that consists of investments that will accommodate the Bank’s cash requirements, and (ii) a long-term investment income portfolio in which the remaining available funds are invested.

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FELDMAN FINANCIAL ADVISORS, INC.

At December 31, 2013, the Bank’s investment securities amounted to $41.1 million and consisted primarily of U.S. government agency securities and mortgage-backed securities. Approximately $35.7 million of the portfolio is categorized as held to maturity while the remaining $5.4 million is available for sale, a categorization that was initiated by the Bank in 2012. Most of the U.S. government agency securities and mortgage-backed securities are issued by Freddie Mac, Fannie Mae or Federal Home Loan Bank, or guaranteed by Ginnie Mae. In addition to its investment portfolio, the Bank held a $223,000 investment, at cost, in the FHLB of Atlanta common stock at December 31, 2013 and held various investments in certificates of deposit at other financial institutions approximating $8.5 million. The investment securities portfolio increased $1.1 million from $40.0 million at December 31, 2012 to $41.1 million at December 31, 2013.

Liability Composition

Deposits are the Bank’s primary external source of funds for lending and other investment purposes (the Bank has no borrowed funds). Exhibit II-5 presents a summary of the Bank’s deposit composition as of December 31, 2012 and 2013. Total deposits amounted to $153.8 million or 86.9% of total assets and 98.8% of total liabilities at December 31, 2013. Deposits decreased over the past year by approximately $9.9 million, primarily as a result of a reduction in certificate of deposits as maturing certificates were not reinvested into the deposit portfolio.

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Midstate generates deposits primarily from within its market area using advertising in radio, television and social media as a marketing tool. Midstate’s deposit customer base generally represents an older, conservative demographic profile. The Bank is attempting to draw the younger consumer generation and small business into the deposit base by offering more technology driven products such as remote deposit capture, electronic bill paying and online banking. The Bank relies on competitive pricing and customer service to attract and retain deposits. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank’s current deposit account offerings consist of checking accounts, savings accounts, money market accounts, and certificates of deposit. The Bank periodically reviews and establishes interest rates, maturity terms, service fees, and withdrawal penalties for its deposit accounts. Deposit rates and terms are based primarily on current operating strategies, market interest rates, liquidity requirements, interest rates paid by competitors, and deposit growth goals. The Bank’s deposit pricing strategy has typically emphasized competitive rates on all types of deposits accounts with periodic offerings of special rates in order to attract deposits of a specific type or term. The Bank has generally not utilized brokered deposits but does participate in the “Qwickrate” program of non-brokered certificates of deposit.

Certificates of deposit have traditionally been the largest deposit category at Midstate and accounted for $117.3 million or 76.3% of total deposits at December 31, 2013 as compared to $131.2 million or 80.1% of total deposits at December 31, 2012. Approximately 35.5% or $41.6 million of certificate accounts had remaining maturities of one year or less. The Bank has been successful in increasing its interest-bearing demand accounts while non-interest demand accounts decreased by a minor amount. Interest-bearing demand accounts increased by $1.6 million during fiscal 2013 to $12.0 million at December 31, 2013 and savings accounts expanded by $2.5 million and totaled $24.1 million at December 31, 2013. As of December 31, 2013, the weighted average costs of interest-bearing demand accounts, savings, certificates of deposit, and IRA certificates were 0.60%, 0.49%, 1.51% and 2.16%, respectively. The weighted average cost of all deposits was 1.43% as of December 31, 2013.

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Equity Capital

Midstate has historically maintained solid capital levels and maintained capital growth as the balance sheet had expanded through fiscal 2012. Equity capital continued to expand in fiscal 2013 as total assets have declined, increasing capital ratios as a percentage of total assets. Over the past year, the Bank’s equity position increased from $21.0 million or 11.29% of total assets at December 31, 2012 to $21.4 million at December 31, 2013 or 12.10% of total assets. The increase in equity was due to net income approximating $1.0 million offset by an increase in unrealized losses on investment securities from $81,000 at December 31, 2012 to $660,000 at December 31, 2013.

Midstate’s capital level remains strong in comparison to minimum regulatory requirements. The Bank’s regulatory capital ratios of Tier 1 Leverage Capital, Tier 1 Risk-based Capital, and Total Risk-based Capital were 12.28%, 27.10%, and 28.09%, respectively, as of December 31, 2013. In comparison, the minimum regulatory requirements under FDIC guidelines were 4.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively. Based on these regulatory capital ratios and measures, the Bank was considered “well capitalized” as of December 31, 2013.

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Income and Expense Trends

Table 3 displays the main components of Midstate’s earnings performance for the years ended December 31, 2012 and 2013. Table 4 displays the Bank’s principal income and expense ratios as a percent of average assets. Table 5 displays the Bank’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for the corresponding periods.

General Overview

Over the past several years, Midstate has maintained a record of low to moderate profitability during a period of facing asset quality problems. Midstate’s profitability can be characterized by operating with relatively low net interest margins offset significantly by low operating expenses. The Bank’s earnings amounted to $0.7 million in 2012 and $1.0 million in 2013 for a return on average assets (“ROA”) of 0.38% and 0.53%, respectively. The improvement in earnings for 2013 was primarily the result of an increase in net interest income and decreased provisions for loan losses. The Bank’s return on average equity (“ROE”) amounted to 4.53% for fiscal 2013 and 3.41% for fiscal 2012.

Years Ended December 31, 2012 and 2013

Net income increased from approximately $706,000 for the year ended December 31, 2012 to $970,000 for the year ended December 31, 2013. As mentioned previously, the earnings improvement can be generalized by an improved net interest income and reduced provisions for loan losses. Net interest income increased by 7.5% from $4.5 million for the 2012 period to $4.8 million for the 2013 period, and as a percentage of average assets expanded from 2.46% to 2.67%. The Bank’s net interest margin expanded from 2.51% in 2012 to 2.76% in 2013 due to a larger decrease in the cost of funding liabilities than the decrease in yields on interest earning assets.

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Table 3

Income Statement Summary

For the Years Ended December 31, 2012 and 2013

(Dollars in Thousands)

	For the Year Ended
	December 31,
	2013	2012
Summary Income Statement:
Total interest income	$7,324	$7,699
Total interest expense	2,478	3,192
Net interest income	4,846	4,507
Provision for loan losses	290	400
Net interest income after provision for loan losses	4,556	4,107
Total non-interest income	172	228
Total non-interest expense	3,123	3,165
Income (loss) before income tax expense (benefit)	1,605	1,170
Income tax expense (benefit)	635	464
Net income (loss)	$970	$706

Source: Midstate Community Bank, financial statements.

Total interest income decreased from $7.7 million in 2012 to $7.3 million in 2013. The decrease in interest income was due to a decrease in average earning assets over the year approximating $3.9 million and a 12 basis point reduction in the yield on earning assets. With regard to interest expense, decreased average balances from 2012 to 2013 approximating $5.7 million and a decrease of 38 basis points in the cost of interest-bearing liabilities resulted in a decrease in interest expense from $3.2 million in 2012 to $2.5 million in 2013.

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Non-accrual loans decreased $5.3 million from $10.1 million at December 31, 2012 to $4.9 million at December 31, 2013 and the Bank reduced loan loss provisions from approximately $400,000 in fiscal 2012 to $290,000 in fiscal 2013. Due to the management of net loan charge-offs while reducing non-accrual loans, the allowance for loans losses was decreased from $989,000 or 0.90% of total loans at year-end 2012 to $815,000 or 0.75% of total loans at December 31, 2013 while loan loss reserves as a percentage of non-accrual loans improved from 9.75% at December 31, 2012 to 16.7% at December 31, 2013.

Total non-interest income decreased by $56,000 or 24.6% from $228,000 for the year ended December 31, 2012 to $172,000 for the year ended December 31, 2013. The decline primarily reflected a decrease of $18,000 in rental income (from the rental of foreclosed properties) and increased losses on sales of foreclosed real estate amounting to $42,000. The annualized ratio of non-interest income to average assets decreased from 0.12% in fiscal 2012 period to 0.09% for 2013. Partially offsetting the declines in non-interest income was a slight increase of $2,000 in service fees on deposits and increased other non-interest income.

Total non-interest expense decreased $42,000 or 1.3% from $3.2 million for the year ended December 31, 2012 to $3.1 million for the year ended December 31, 2013. Compensation and benefits increased by $130,000 or 9.8% over the course of the year. This increase was more than offset by the $154,000 reduction in write-downs and expenses of foreclosed real estate. Also, experiencing moderate decreases were fees for professional services and FDIC insurance premiums.

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Table 4

Income Statement Ratios

For the Years Ended December 31, 2012 and 2013

(Percent of Average Assets)

	For the Year Ended
	December 31,
	2013	2012
Summary Income Statement:
Total interest income	4.03%	4.19%
Total interest expense	1.36%	1.74%
Net interest income	2.67%	2.46%
Provision for loan losses	0.16%	0.22%
Net interest income after provision for loan losses	2.51%	2.24%
Total non-interest income	0.09%	0.12%
Total non-interest expense	1.72%	1.72%
Income (loss) before income tax expense (benefit)	0.88%	0.64%
Income tax expense (benefit)	0.35%	0.25%
Net income (loss)	0.53%	0.38%

Source: Midstate Community Bank; Feldman Financial.

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Table 5

Yield and Cost Summary

For the Years Ended December 31, 2012 and 2013

	For the Year Ended December 31,
	2013			2012
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets:
Interest-earning assets:
Loans receivable, net	109,496	6,033	5.51%	114,027	6,410	5.62%
US Government agency securities	23,161	573	2.47%	16,521	406	2.46%
Mortgage-backed securities	16,574	520	3.14%	20,654	702	3.40%
Obligations of county governments	1,008	70	6.92%	1,009	70	6.94%
Investment CDs	8,783	99	1.12%	4,891	74	1.50%
Federal funds sold	10,498	10	0.10%	16,149	18	0.11%
Other interest income	5,940	19	0.32%	6,108	19	0.32%
Total interest-earning assets	175,460	7,324	4.17%	179,360	7,699	4.29%
Noninterest-earning assets	7,034			8,151
Total assets	$182,494			$187,510

Liabilities and Equity:
Interest-bearing liabilities:
Deposit accounts:
Interest-bearing checking	$10,952	72	0.66%	$7,429	72	0.97%
Savings accounts	23,203	127	0.55%	20,353	162	0.79%
Certificates of deposit	84,545	1,359	1.61%	94,896	1,747	1.84%
IRA certificates of deposit	39,803	920	2.31%	41,566	1,212	2.91%
Total interest-bearing liabilities	158,502	2,478	1.56%	164,245	3,192	1.94%
Noninterest- bearing deposits	561			541
Other noninterest-bearing liabilities	2,040			1,979
Total liabilities	161,104			166,765
Total equity	21,391			20,745
Total liabilities and equity	$182,494			$187,510
Net interest income/interest rate spread(1)		4,846	2.61%		4,507	2.35%
Net interest margin(2)			2.76%			2.51%
Total interest-earning assets to interest bearing liabilities			110.70%			109.20%

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(2)	Net interest margin represents income before the provision for loan losses divided by average interest-earning assets.

Source: Midstate Community Bank, preliminary prospectus.

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Interest Rate Risk Management

The Bank seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. Management actively monitors and manages the Bank’s interest rate risk exposure. The principal objective of the Bank’s interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given the Bank’s business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with guidelines approved by the Board of Directors. The Bank strives to maintain an acceptable balance between maximizing net interest spread potential and limiting its exposure to changes in interest rates. The Bank has appointed the Chief Financial Officer as its Interest Rate Risk Officer and relies on this appointment in conjunction with quarterly interaction with the Board of Directors to coordinate, monitor, and control its interest rate risk and asset/liability management objectives.

Because the net present value of the majority of the Bank’s assets and liabilities are sensitive to changes in interest rates, the most significant form of market risk is interest rate risk. The Bank is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more quickly than its interest-earning assets. To reduce the potential volatility of its earnings, the Bank has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. On a quarterly basis, with the assistance of its reputable third party interest rate risk consulting firm, Midstate measures and monitors its economic value of equity (“EVE”) and earnings at risk (“EaR”) exposure to various changes in interest rates. Midstate’s primary strategy for managing interest rate risk is directed toward a focus of originating more balloon and adjustable-rate mortgage loans, home equity lines of credit and real estate loans with shorter maturities and adjusting its investment portfolio mix and duration.

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The Bank has implemented a number of balance sheet initiatives in recent years to manage its interest rate risk exposure including maintaining significant excess capital, holding adjustable-rate mortgage products and managing shorter-term liquidity, which amounted to $11.5 million of cash and cash equivalents at December 31, 2013, down from $20.5 million at December 31, 2012. On the liability side of the balance sheet, the Bank has experienced some success in the present low interest rate environment of increasing its longer-term certificates of deposit while decreasing its shorter-term certificates of deposit as customers seek increased yields.

The Bank measures its interest rate sensitivity based on the aforementioned EVE and EaR analytics framework. EVE reflects the simulated equity of the Bank as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. EaR reflects the estimated impact on projected net interest income under different interest rate scenarios. Table 6 summarizes the interest rate sensitivity of the Bank’s EVE as of December 31, 2013, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in various increments. Because of the current level of interest rates, scenarios of down 200-plus basis points have not been considered.

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As shown in Table 6, the Bank’s EVE would be negatively impacted by an increase in interest rates and positively impacted from a decrease in interest rates from current levels. As rates rise, the market value of fixed-rate assets declines due to both the rate increases and slowing prepayments.

Table 6 indicates that the Bank’s EVE was $28.3 million or 15.54% of the present value of portfolio assets as of December 31, 2013. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $9.2 million decrease in the Bank’s EVE and would result in a decrease of 402 basis points in the EVE ratio to 11.52%. An immediate 100 basis point increase in market interest rates would result in a $4.5 million decrease in the Bank’s EVE and a 188 basis point increase in the EVE ratio to 13.65%. Similarly, an immediate 100 basis point decrease in market interest rates would result in a $4.1 million increase in the Bank’s EVE and a 157 basis point increase in the EVE ratio to 17.11%. The Bank’s interest rate risk is heightened by its large concentration of fixed-rate residential mortgages.

Based on Midstate’s EaR analysis, projected net interest income over a twelve month horizon was projected to decrease by approximately 3.8% given a 100 basis point decrease in rates and to increase by 3.0% given a 200 basis point increase in rates. Over a two-year timeframe, net interest income was projected to be impacted negatively by 4.2% given a 100 basis point decrease in rates and positively impacted by 2.6% given a 200 basis point increase in interest rates.

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Table 6

Interest Rate Risk Analysis

Net Portfolio Value

As of December 31, 2013

(Dollars in Thousands)

Change in Interest Rates(1) (basis points)	Estimated NPV(2)	Change from Base (000s)	Change from Base (%)	NPV Ratio(3)	Basis Point Change in NPV Ratio
+ 300 b.p.	$14,522	$(13,810)	(48.7)%	9.16%	(637	)b.p.
+ 200 b.p.	19,141	(9,191)	(32.4)%	11.52%	(402	)b.p.
+ 100 b.p.	23,788	(4,544)	(16.0)%	13.65%	(188	)b.p.
0 b.p.	28,332	—	—	15.54%	—
- 100 b.p.	32,423	4,091	14.4%	17.11%	157	b.p.

(1) Assumes instantaneous and sustained parallel shifts in interest rates.

(2) NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet items.

(3) NPV divided by the portfolio value of assets.

Source: Midstate Community Bank, preliminary prospectus.

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Asset Quality

Table 7 summarizes the Bank’s total non-performing assets (“NPAs”) as of year-end 2012 and 2013. Over the past several years culminating in 2011, Midstate had experienced deteriorating asset quality. Asset quality stabilized in 2012 and Midstate exhibited significant improvement in its asset quality measures at year-end 2013. While remaining high by industry standards, the Bank’s ratio of non-performing assets, inclusive of performing troubled debt restructurings, to total assets decreased from 8.05% at year-end 2012 to 5.26% at December 31, 2013. The Bank’s ratio of non-performing loans (“NPLs”), inclusive of performing troubled debt restructurings, to total loans decreased from 9.61% at year-end 2012 to 5.51% at December 31, 2013. As of December 31, 2013, the Bank’s non-performing assets totaled $9.3 million and comprised primarily $3.0 million in residential mortgage loans (split almost evenly between owner-occupied properties and investor loans), $1.0 million in commercial real estate loans, $0.8 million of construction and land development loans, $0.8 million of performing troubled debt restructurings and $3.3 million in foreclosed real estate, the majority of which is residential real estate.

Midstate had one real estate development property that it acquired through foreclosure with a current balance of $0.4 million at December 31, 2013. The Bank expects that the amount of foreclosed real estate related to this property will increase by approximately $1.6 million as it capitalizes the expense of developing the building lots, but this amount will subsequently decrease as it realizes the proceeds from the sales of these lots.

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The Bank recorded provisions for loan losses approximating $400,000 in 2012 and charged off approximately $1.2 million in loans. As asset quality improved throughout 2013, Midstate recorded loan loss provisions of $290,000, charged off $614,000 in loans and had recoveries approximating $150,000. Approximately $421,000 of the $614,000 in loans charged off in 2013 were residential mortgage loans, of which $220,000 were related to investor property loans. Commercial real estate loan charge-offs amounted to $157,000 and were the only other significant category of loan charge-offs in 2013. As a result of net loan charge-offs exceeding loan loss provisions, the allowance for loan losses decreased by $174,000 from $989,000 or 0.91% of total loans at year-end 2012 to $815,000 or 0.75% of total loans at December 31, 2013. Net charge-offs as a percentage of average loans outstanding decreased from 1.07% in 2012 to 0.42% in 2013.

Table 7

Non-performing Asset Summary

As of or For the Years Ended December 31, 2012 and 2013

(Dollars in Thousands)

	At December 31,
	2013	2012
Non-accrual loans
Residential 1-4 family	$3,021	$6,806
Home equity	0	0
Multi-family loans	0	0
Commercial real estate	1,052	1,629
Construction and land development	803	1,704
Consumer	0	0
Accruing loans delinquent 90 days or more	264	35
Total non-performing loans	5,140	10,174
Troubled debt restructurings (performing)	883	412
Total non-performing loans	6,023	10,585
Real estate owned	3,296	4,386
Total non-performing assets	$9,319	$14,972
Total non-performing loans to gross loans	5.51%	9.61%
Total non-performing loans to total assets	3.40%	5.69%
Total non-performing assets to total assets	5.26%	8.05%

Source: Midstate Community Bank, preliminary prospectus

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Table 8

Allowance for Loan Loss

As of or For the Years Ended December 31, 2012 and 2013

(Dollars in Thousands)

	Year Ended December 31,
	2013	2012

Balance at beginning of period:	$989	$1,809
Provision for loan losses	290	400

Loans charged-off:
Residential 1-4 family	421	850
Home equity	0	45
Multi-family loans	0	0
Commercial real estate	157	160
Construction and land development	36	166
Consumer	0	0
Total charge-offs	614	1,221

Recoveries:	150	0
Net (charge-offs) recoveries	464	1,221
Balance at end of period	$815	$989

Allowance for loan losses to total loans	0.75%	0.91%
Allowance for loan losses to total non-performing loans	13.53%	9.34%
Net charge-offs to average loans outstanding during the period	0.42%	1.07%

Source: Midstate Community Bank, preliminary prospectus.

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Subsidiary Activity

Midstate has two active subsidiaries, SFB, LLC and SAAM, LLC (the “LLCs”). The LLCs were established in order to acquire, own, manage, sell and otherwise deal with real estate owned.

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Office Facilities

Midstate currently conducts business solely from its main office in the Towson area of Baltimore, Maryland. The Bank owns its main office and headquarters building, which is located at 6810 York Road, Baltimore, MD 21212. The net book value of the Bank’s premises and equipment at Midstate was $1.1 million at December 31, 2013.

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Market Area

Overview of Market Area

Midstate is headquartered in Baltimore, Maryland and considers its primary market area to include Baltimore City, Baltimore County and western Harford County, Maryland. The Bank also has some loans outside of the primary market area, mostly in Anne Arundel and Carroll Counties, Maryland of the Baltimore-Columbia-Towson metropolitan statistical area (“Baltimore MSA”), which comprises the seven counties of Baltimore City and Baltimore, Carroll, Howard, Harford, Anne Arundel, and Queen Anne’s counties. The Bank’s sole branch is located on York Road in Baltimore County, Maryland.

The economy of the Baltimore MSA constitutes a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. The largest employers in the Baltimore MSA include the University System of Maryland, John Hopkins University, John Hopkins Hospital and Health System, U.S. Social Security Administration, Fort Meade, and Aberdeen Proving Ground. The unemployment rates for Maryland and the Baltimore MSA were 5.9% and 6.0%, respectively, in March 2014, below the national unemployment rate of 6.7%. Over the past several years, the unemployment rates for Maryland, the Baltimore MSA and Baltimore County have remained more stable that that of the United States with the highest level of unemployment reported in Baltimore County at 7.8% in 2010 as compared to the national rate of 9.3% in 2010. Baltimore City exhibited unemployment data worse than the state and national averages, with rates varying from 10.4% in December 2010 to 8.3% in March 2014.

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The estimated population of the Baltimore MSA in 2013 was 2.7 million, reflecting an increase of 1.2% since 2010 and an estimated five-year growth rate of 2.8% through 2018. The Baltimore City population has remained flat since 2010, while the population in Baltimore County increased 0.6%. The national population growth since 2010 was 1.9% as compared to population growth for the state of Maryland approximating 1.5% since 2010.

Estimated median household income in 2013 was $65,294 for the Baltimore MSA, above the national median of $51,314 but below the median of $70,499 for the state of Maryland. Projected median household income growth is expected to exceed 21.0% in the Baltimore MSA over the next five years as compared to the national expectation of 16.1% and state expectation of 19.0%.

As noted earlier, the Baltimore MSA consists of the following counties: Baltimore City, Baltimore County, Anne Arundel County, Carroll County, Harford County, Howard County, and Queen Anne’s County. The Baltimore MSA is the 20th most populous metropolitan area in the United States, and together with Washington, DC and Northern Virginia, constitutes the fourth largest combined statistical area in the United States. Located adjacent to major transportation corridors and the Washington, DC MSA, the Baltimore MSA provides a diversified economic base, with employment sectors that include a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities, finance, and defense contractors. In addition, the Bank’s market area demonstrates relatively strong population growth trends (except for Baltimore City) resulting from the shift to suburban markets for job opportunities and exhibits above average wealth in terms of income levels. The Baltimore MSA is home to five Fortune 1000 companies, W.R. Grace (chemicals), Black & Decker (industrial and farm equipment), Legg Mason (investments), T. Rowe Price (investments), and McCormick & Company (consumer foods).

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Table 9 presents comparative demographic data for the United States, the state of Maryland, the Baltimore MSA, Baltimore County, and the city of Baltimore. The state of Maryland had an estimated population in 2013 of 5.9 million. Approximately 47% of the state’s residents, or 2.7 million, resided in the Baltimore MSA and Baltimore County accounted for approximately 30% of the population of the Baltimore MSA. Baltimore City’s population growth has lagged that of the state of Maryland and the Baltimore MSA over the past three years, with the trend expected to continue over the next five years.

Compared to national demographic trends, the Baltimore MSA reflects a similar age diversification as the nation but a wealthier cross-section of residents. The median age of residents in the Baltimore MSA was 38.5 years, as compared to the United States median age of 37.6 and the median age for the state of Maryland of 38.4. Per capita income for the Baltimore MSA was estimated at $34,547 in 2013 as compared to the national average of $27,567. Per capita net income was projected to increase approximately 16.4% in the state of Maryland and the Baltimore MSA over the next five years as compared to projected national growth of 16.4%. The growth in the number of owner occupied housing units, however, is expected to lag the national growth rate of 4.8% over the next five years. Owner occupied housing growth expectations are projected at 4.2% for the state of Maryland, 3.8% for the Baltimore MSA and 2.6% for Baltimore County.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Selected Demographic Data

	United	State of	Baltimore	Baltimore	Baltimore
	States	Maryland	MSA	County	City

Total Population
2013 - Current	314,467,933	5,858,606	2,743,826	809,988	620,947
2018 - Projected	325,843,774	6,059,638	2,821,545	826,889	623,740
% Change 2010-13	1.85%	1.47%	1.23%	0.62%	0.00%
% Change 2013-18	3.62%	3.43%	2.83%	2.09%	0.45%

Age Distribution, 2013
0 - 14 Age Group	19.36%	18.85%	18.46%	17.56%	17.83%
15 -34 Age Group	27.47%	26.95%	27.28%	27.01%	32.47%
35 -54 Age Group	26.67%	27.93%	27.49%	26.31%	25.30%
55 - 69 Age Group	17.10%	17.35%	17.53%	18.06%	15.98%
70+ Age Group	9.40%	8.93%	9.24%	11.05%	8.42%
Median Age [years]	37.6	38.4	38.5	39.6	34.8

Total Households
2013 - Current	118,979,182	2,188,507	1,052,905	318,450	250,969
2018 - Projected	123,464,895	2,263,483	1,083,626	324,847	252,810
% Change 2010-13	1.94%	1.49%	1.36%	0.55%	0.43%
% Change 2013-18	3.77%	3.43%	2.92%	2.01%	0.73%

Household Income
2013 - Current Median	$51,314	$70,499	$65,294	$63,371	$39,079
2018 - Projected Median	$59,580	$83,925	$79,244	$76,831	$42,617
% Change 2013-18	16.11%	19.04%	21.36%	21.24%	9.05%

[percentage grouping]
$0 -$24,999	23.98%	14.47%	16.65%	14.86%	31.21%
$25,000 - $49,999	24.58%	20.43%	21.24%	23.31%	28.96%
$50,000 - $99,999	30.18%	30.34%	30.03%	32.60%	26.13%
$100,000 - $199,000	17.10%	27.20%	25.44%	23.61%	11.22%
$200,000 and greater	4.15%	7.56%	6.65%	5.62%	2.49%

Per Capita Income
2013 - Current Median	$27,567	$35,565	$34,547	$33,973	$23,578
2018 - Projected Median	$32,073	$41,392	$40,241	$39,233	$26,835
% Change 2012-17	16.35%	16.38%	16.48%	15.48%	13.81%

Owner-Occupied Housing Units
2013 - Current	75,657,200	1,466,095	695,012	210,709	117,742
2018 - Projected	79,274,885	1,527,362	721,107	216,206	118,966
% Change 2010-13	-0.43%	0.71%	0.48%	-0.41%	-1.19%
% Change 2013-18	4.78%	4.18%	3.75%	2.61%	1.04%

Unemployment Rates
March 2014	6.7%	5.9%	6.0%	6.1%	8.3%
December 2013	6.7%	5.7%	5.9%	5.9%	8.5%
December 2012	7.8%	6.7%	6.9%	7.2%	9.8%
December 2011	8.5%	6.5%	7.0%	6.9%	9.3%
December 2010	9.3%	7.1%	7.8%	7.8%	10.4%

Source: SNL Financial; ESRI; U.S. Bureau of Labor Statistics

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FELDMAN FINANCIAL ADVISORS, INC.

Market Share Analysis

Table 10 displays branch deposit data for the top 25 financial institutions in the Baltimore MSA as of June 30, 2012 and 2013 (with deposit data adjusted for completed and pending mergers). Due to the Bank’s small size and one branch location, the Bank ranked 34th in the Baltimore MSA out of 67 financial institutions with total deposits of $160.3 million as of June 30, 2013 and a market share of 0.25%. Previously in 2012, the Bank ranked 35th in the Baltimore MSA with total deposits of $167.1 million as of June 30, 2012. The top five financial institutions (Bank of America, M&T Bank, PNC Bank, Wells Fargo Bank, and BB&T) held $47.1 billion or 73.8% of the deposit market in the Baltimore MSA.

Table 11 provides residential mortgage market share data for the top 25 lenders in the Baltimore MSA as ranked by loans funded in calendar 2012. Out-of-market lenders such as Wells Fargo, Quicken Loans and SunTrust Bank ranked among the leading residential lenders in the local market area, with Wells Fargo originating almost $3.2 billion in 2012. Midstate ranked 266th with a market share of 0.02% based on total residential mortgage loans funded of $5.5 million in 2012. Previously, the Bank ranked 173rd with a market share of 0.05% based on total residential mortgage loans funded of $9.2 million in 2011. Total residential mortgage originations in the Baltimore MSA increased 39.9% from $18.1 billion in 2011 to $25.4 billion in 2012. The average residential mortgage loan funded in the Baltimore MSA was approximately $260,000 in 2012 versus $251,000 in 2011.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Deposit Market Share in the Baltimore MSA

Data as of June 30, 2013

(Adjusted for Pending and Completed Mergers)

2013 Rank	2012 Rank	Institution (ST)	Type	2013 Number of Branches	2013 Total Deposits in Market ($000)	2013 Total Market Share (%)	2012 Total Deposits in Market ($000)	2012 Total Market Share (%)
1	1	Bank of America Corp. (NC)	Bank	91	16,078,490	25.18	15,836,195	24.90
2	2	M&T Bank Corp. (NY)	Bank	111	14,292,887	22.38	14,823,019	23.30
3	3	PNC Financial Services Group (PA)	Bank	100	6,789,660	10.63	6,659,451	10.47
4	4	Wells Fargo & Co. (CA)	Bank	60	6,049,235	9.47	5,913,121	9.30
5	5	BB&T Corp. (NC)	Bank	59	3,909,353	6.12	3,612,709	5.68
6	6	SunTrust Banks Inc. (GA)	Bank	48	2,094,589	3.28	2,084,077	3.28
7	7	Susquehanna Bancshares Inc. (PA)	Bank	24	1,258,598	1.97	1,188,991	1.87
8	8	First Mariner Bancorp (MD)	Bank	19	1,109,454	1.74	1,030,695	1.62
9	9	Capital One Financial Corp. (VA)	Bank	27	976,432	1.53	931,446	1.46
10	10	F.N.B. Corp. (PA)	Bank	24	914,733	1.43	913,327	1.44
11	11	Fulton Financial Corp. (PA)	Bank	19	782,375	1.23	769,630	1.21
12	12	Sandy Spring Bancorp Inc. (MD)	Bank	15	657,303	1.03	687,975	1.08
13	14	Rosedale FS&LA (MD)	Savings Bank	9	616,686	0.97	641,770	1.01
14	13	Severn Bancorp Inc. (MD)	Thrift	4	589,772	0.92	649,882	1.02
15	16	Arundel FSB (MD)	Savings Bank	7	410,906	0.64	426,883	0.67
16	18	Bay Bancorp Inc. (MD)	Bank	14	402,477	0.63	404,873	0.64
17	17	MVB Financial Corp (WV)	Bank	3	397,244	0.62	407,976	0.64
18	15	Eastern SB FSB (MD)	Savings Bank	5	393,787	0.62	484,916	0.76
19	20	Howard Bancorp Inc. (MD)	Bank	8	376,633	0.59	325,399	0.51
20	19	Queenstown Bancorp of MD Inc. (MD)	Bank HC	6	352,581	0.55	353,778	0.56
21	25	Citigroup Inc. (NY)	Bank	3	348,561	0.55	259,688	0.41
22	21	Glen Burnie Bancorp (MD)	Bank	8	328,261	0.51	322,424	0.51
23	22	Hopkins Bancorp Inc. (MD)	Bank HC	2	276,470	0.43	305,416	0.48
24	23	Hamilton Bancorp Inc (MD)	Thrift	5	264,434	0.41	278,825	0.44
25	24	Northwest Bancshares, Inc. (PA)	Thrift	4	261,184	0.41	275,514	0.43
34	35	Midstate Community Bank (MD)	Savings Bank	1	160,363	0.25	167,088	0.26
		Total For Institutions In Market (67)		797	63,858,385		63,606,751

Source: SNL Financial

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FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Residential Mortgage Lending Market Share in the Baltimore MSA

Data for 2012

(Adjusted for Pending and Completed Mergers)

2012 Rank	2011 Rank	Company	Type	2012 Funded Loans ($000)	2012 Funded Loans (actual)	2012 Market Share (%)	2011 Funded Loans ($000)	2011 Funded Loans (actual)	2011 Market Share (%)
1	1	Wells Fargo Bank NA (SD)	Comm'l Bank	3,184,236	12,844	12.55	2,471,336	10,521	13.63
2	10	Quicken Loans Inc. (MI)	Mortgage Bank	956,204	3,723	3.77	461,737	1,781	2.55
3	3	SunTrust Mortgage Inc. (VA)	Mortgage Bank	919,229	2,930	3.62	790,650	2,576	4.36
4	8	First Home Mortgage Corp. (MD)	Mortgage Bank	909,594	3,417	3.58	486,178	2,039	2.68
5	2	Bank of America NA (NC)	Comm'l Bank	901,473	3,466	3.55	940,539	3,964	5.19
6	4	JPMorgan Chase Bank NA (OH)	Comm'l Bank	835,169	4,406	3.29	738,206	3,660	4.07
7	9	First Mariner Bank (MD)	Comm'l Bank	694,866	2,560	2.74	473,513	1,786	2.61
8	7	Branch Banking & Trust Co. (NC)	Comm'l Bank	666,884	2,918	2.63	521,875	2,530	2.88
9	11	Prosperity Mortgage Co. (VA)	Mortgage Bank	505,348	2,053	1.99	403,891	1,734	2.23
10	6	PNC Bank NA (DE)	Comm'l Bank	482,786	2,028	1.90	536,283	1,806	2.96
11	18	Manufacturers & Traders Tr Co. (NY)	Comm'l Bank	469,862	1,727	1.85	230,311	1,338	1.27
12	12	Flagstar Bank FSB (MI)	Savings Bank	461,157	1,734	1.82	286,265	1,082	1.58
13	14	State Employees CU of MD Inc (MD)	Credit Union	398,810	1,992	1.57	244,589	1,383	1.35
14	43	Citibank NA (SD)	Comm'l Bank	371,931	1,742	1.47	92,320	406	0.51
15	22	Navy FCU (VA)	Credit Union	365,568	1,413	1.44	189,773	828	1.05
16	24	Carrollton Bank (MD)	NA	333,066	1,499	1.31	173,155	871	0.95
17	17	USAA FSB (TX)	Savings Bank	306,367	1,058	1.21	233,313	854	1.29
18	15	Tower FCU (MD)	Credit Union	290,516	1,286	1.14	243,207	1,112	1.34
19	26	Susquehanna Bank (PA)	Comm'l Bank	279,079	587	1.10	144,105	327	0.79
20	19	NVR Mortgage Finance Inc. (VA)	Mortgage Bank	269,840	843	1.06	228,963	726	1.26
21	20	PHH Home Loans LLC (NJ)	Mortgage Bank	269,108	963	1.06	202,058	728	1.11
22	35	Embrace Home Loans Inc. (RI)	Mortgage Bank	265,243	968	1.05	105,246	402	0.58
23	16	Ally Bank (UT)	Comm'l Bank	263,242	1,137	1.04	240,845	953	1.33
24	29	Monarch Bank (VA)	Comm'l Bank	259,127	872	1.02	122,120	462	0.67
25	25	Primary Residential Mrtg Inc (UT)	Mortgage Bank	252,822	1,074	1.00	168,294	718	0.93
266	173	Midstate Community Bank (MD)	Savings Bank	5,499	23	0.02	9,168	35	0.05
		Total For Institutions In Market		25,378,141	97,467		18,134,226	72,118

Source: SNL Financial

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FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

Midstate reported improved earnings in 2013 resulting in net income of $1.0 million as compared to $0.7 million in 2012. The Bank’s ROA advanced from 0.38% in 2012 to 0.53% in 2013. Although the Bank’s asset quality improved, its non-performing assets remain elevated. The Bank anticipates that as asset quality continues to improve, the earnings performance of Midstate will also improve. Further, the Bank believes that as interest rates rise, the Bank’s net interest income will improve as liquidity is invested at higher interest rates.

The Bank’s earnings fundamentals reflect a relatively low net interest margin, offset with a low level of operating expenses. The Bank generates only a modest level of non-interest operating income that is dependent primarily on rental income.

The Bank’s earnings trends will continue to be dependent on interest rate movements and asset quality. Should losses on non-performing assets exist as the portfolio is managed, additional provisions would be necessary, as Midstate has modest loss reserve ratios. The Bank’s net interest margin is very sensitive to interest rate risk exposure because of the sizeable concentration of fixed-rate and intermediate to longer term loans in portfolio. While asset quality has historically been weak over the past several years, non-performing loans have exhibited signs of decreasing. Also, as the Bank considers the addition of staff for lending expertise, operating expenses will become an important challenge to manage in sustaining steady profitability at the Bank. Further, the Company will be challenged to manage operating expenses as benefit plans in connection with the Conversion are adopted and the Company begins reporting as a public company.

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FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Bank because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Bank with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Bank’s pro forma market value.

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FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•	Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Bank fit the general profile of a small traditional thrift institution, concentrating primarily on residential mortgage lending in its local market and relying significantly on retail certificates of deposit as a funding source. One- to four-family residential loans remain the core product in the Bank’s loan portfolio, drawing upon Midstate’s roots as a home lender. However, the Bank has, to a limited extent diversified its loan mix through the origination of commercial real estate loans, land loans, residential construction loans, and home equity lines of credit.

In determining the Comparative Group composition, we focused on Midstate’s asset size, geography, earnings fundamentals, and capitalization. Attempting to concentrate on the Bank’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the geographic criterion for comparable thrifts beyond the Mid-Atlantic region. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size constraint to generate a meaningful number of comparables while maintaining non-size related characteristics. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members. We initially performed a screening of publicly traded thrifts headquartered in the state of Maryland with total assets less than $500.0 million. Included in this group were two thrifts, Madison Bancorp, Inc. and Fraternity Community Bancorp, Inc. Both of these thrifts are Baltimore based thrifts, however they are not traded on a major exchange and were not included in the Comparative Group. In addition, OBA Financial Services, Inc. satisfied the Maryland selection criteria however, OBA announced on April 8, 2014 that it signed an agreement to be acquired by F.N.B. Corp. and was excluded from the Comparative Group. We then expanded the selection criteria and applied the following selection criteria:

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FELDMAN FINANCIAL ADVISORS, INC.

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York, NYSE Amex, or NASDAQ stock markets.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Excludes mutual holding companies – company’s majority ownership interest is not held by an MHC.

•	Seasoned trading issue – company has been publicly traded for at least one year.

•	Profitability – company has reported an ROA of less than or equal to 0.75% for the latest twelve months period.

•	Capitalization –tangible equity to assets ratio greater than or equal to 10.0%.

•	Asset size – total assets of less than $500 million.

•	Geographic presence – preference for companies based in the Mid-Atlantic region of the country, but criterion expanded to include Midwestern and New England states considered secondary to above criteria.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 12. All of the selected companies are traded on the NASDAQ market. The Comparative Group ranged in asset size from $209.7 million at First Federal of Northern Michigan, Inc. to $458.5 million at Wellesley Bancorp, Inc.. The median asset size of the Comparative Group was $303.0 million, larger than Midstate’s total assets of $177.1 million.

Four of the comparables are located in Mid-Atlantic states (Hamilton Bancorp in Maryland and Alliance Bancorp, Polonia Bancorp and WVS Financial Corp. in Pennsylvania). Four are based in Midwestern states (LSB Financial in Indiana, Poage Bankshares in Kentucky and First Federal of Northern Michigan and Wolverine Bancorp in Michigan). Two companies are based in New England states (Georgetown Bancorp and Wellesley Bancorp in Massachusetts). In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group generally exhibited slightly lower profitability returns, similar capital levels, and similar asset quality ratios. While some differences inevitably may exist between Midstate and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Comparative Group Operating Summary

As of December 31, 2013

					Total	Tang. Equity/
			No. of	IPO	Assets	Assets
Company	City	State	Offices	Date	($Mil.)	(%)

Midstate Community Bank	Baltimore	MD	1	NA	$177.1	12.10

Comparative Group
Alliance Bancorp, Inc. of PA	Broomall	PA	8	01/18/11	425.5	16.49
First Federal of Northern MI	Alpena	MI	8	04/04/05	209.7	11.20
Georgetown Bancorp, Inc.	Georgetown	MA	3	07/12/12	263.0	11.00
Hamilton Bancorp, Inc.	Towson	MD	5	10/10/12	300.5	19.70
LSB Financial Corp.	Lafayette	IN	5	02/03/95	367.6	11.08
Poage Bankshares, Inc.	Ashland	KY	10	09/13/11	289.2	19.93
Polonia Bancorp, Inc.	Huntington Valley	PA	6	11/13/12	305.6	13.19
Wellesley Bancorp, Inc.	Wellesley	MA	4	01/26/12	458.5	10.20
Wolverine Bancorp, Inc.	Midland	MI	4	01/20/11	297.8	20.26
WVS Financial Corp.	Pittsburgh	PA	6	11/29/93	314.0	10.28

Source: Midstate Community Bank; SNL Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 13 summarizes certain key financial comparisons between Midstate and the Comparative Group. Tables 14 through 19 contain the detailed financial comparisons of the Bank with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Bank, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months (“LTM”) ended December 31, 2013.

Midstate’s LTM ROA was 0.53%, reflecting a profitability measure above the Comparative Group median of 0.32% and comparable to the All Public Thrift median of 0.56%. The Bank’s higher ROA was attributable mainly to a significantly lower level of operating expenses offset by a lower net interest margin and lower level of non-interest income. The Bank’s LTM ROE was 4.53% and positioned above the Comparative Group median of positive 2.47%.

Based on core earnings as adjusted to exclude intangibles amortization expense and non-recurring income and expense items, Midstate’s core profitability ratios also were above those of the Comparative Group. The Bank’s core earnings for the LTM period excluded $59,000 of pre-tax losses from sales of foreclosed properties. The Bank’s core ROA of 0.55% was above the Comparative Group median of 0.32% and comparable to the All Public Thrift median of 0.58%.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 13

Key Financial Comparisons

Midstate and the Comparative Group

As of or For the Last Twelve Months Ended December 31, 2013

		Comp.	All Public
		Group	Thrift
	Midstate	Median	Median

Profitability
LTM Return on Average Assets (ROA)	0.53%	0.32%	0.56%
LTM Return on Average Equity (ROE)	4.53	2.47	4.68
Core Return on Avg. Assets (Core ROA)	0.55	0.32	0.58
Core Return on Avg. Equity (Core ROE)	4.71	2.15	4.32

Income and Expense (% of avg. assets)
Total Interest Income	4.03	3.90	3.68
Total Interest Expense	1.36	0.65	0.63
Net Interest Income	2.67	3.23	3.07
Provision for Loan Losses	0.16	0.21	0.10
Other Operating Income	0.13	0.58	0.66
Net Secs. Gains and Non-rec. Income	(0.03)	0.00	0.02
General and Administrative Expense	1.72	3.03	2.90
Intangibles Amortization Expense	0.00	0.00	0.00
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	0.92	0.50	0.72

Efficiency Ratio	62.24	80.45	75.02

Yield-Cost Data
Yield on Interest-earning Assets	4.17	4.18	3.97
Cost of Interest-bearing Liabilities	1.56	0.80	0.84
Net Interest Spread	2.61	3.34	3.16
Net Interest Margin	2.76	3.42	3.27

Asset Utilization (% of total assets)
Avg. Interest-earning Assets	99.06	93.96	92.08
Avg. Interest-bearing Liabilities	89.83	74.57	75.54
Avg. Net Interest-earning Assets	9.23	16.84	16.54

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FELDMAN FINANCIAL ADVISORS, INC.

Table 13 (continued)

Key Financial Comparisons

Midstate and the Comparative Group

As of or For the Last Twelve Months Ended December 31, 2013

		Comp.	All Public
		Group	Thrift
	Midstate	Median	Median

Balance Sheet Composition (% of total assets)
Cash and Securities	34.49%	26.48%	22.47%
Loans Receivable, net	61.26	68.23	70.03
Real Estate	1.86	0.11	0.20
Intangible Assets	0.00	0.00	0.01
Other Assets	2.39	5.11	7.30
Total Deposits	86.86	74.37	75.14
Borrowed Funds	0.00	11.64	11.81
Other Liabilities	1.05	0.69	0.76
Total Equity	12.10	12.20	12.29

Loan Portfolio (% of total loans)
Residential Mortgage Loans	81.31	46.01	38.25
Other Real Estate Mortgage Loans	18.38	31.75	39.55
Non-mortgage Loans	0.31	16.51	22.21

Growth Rates
Total Assets	(4.79)	2.59	2.21
Total Loans	(0.63)	1.23	5.36
Total Deposits	(6.02)	1.50	1.06

Regulatory Capital Ratios
Tier 1 Leverage Ratio	12.28	11.05	12.13
Tier 1 Risk-based Capital	27.10	21.23	18.21
Total Risk-based Capital	28.09	22.29	19.59

Credit Risk Ratios
Non-performing Loans / Total Loans	5.51	2.04	2.13
Non-performing Assets / Total Assets	5.26	1.59	1.81
Reserves / Total Loans	0.75	1.08	1.19
Reserves / Non-performing Assets	8.74	55.38	48.62

Source: Midstate Community Bank; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 15, the Bank’s net interest margin of 2.76% significantly trailed the Comparative Group median of 3.42% and the All Public Thrift median of 3.27%. The Bank’s net interest margin has been hampered by its relatively undiversified loan portfolio, which is mainly concentrated in residential mortgages, and a deposit base dependent on higher costing certificate accounts versus lower costing transaction accounts. Only two members of the Comparative Group a reported net interest margins below 3.00%. WVS Financial Corp., which has a substantial concentration of investments on its balance sheet, reported a net interest margin of 1.52% and Hamilton Bancorp which operates in Midstate’s market area had a net interest margin of 2.79%, largely due to a high level of investment securities. The Bank’s 4.17% yield on interest-earning assets measured comparably to the Comparative Group median of 4.18% and above the All Public Thrift median of 3.97%. The Bank’s 1.56% cost of interest-bearing liabilities was materially higher than the Comparative Group median of 0.80% and the All Public Thrift median of 0.84%. Certificates of deposit composed 76.3% of the Bank’s total deposit base at December 31, 2013, which contributed to a higher cost of deposit funds. Midstate’s net interest spread of 2.61% for the LTM period was very low as compared to the Comparative Group median of 3.34% and All Public Thrift median of 3.16%.

The Bank’s non-interest operating income totaled 0.13% of average assets, noticeably lagging behind the Comparative Group and All Public Thrift medians of 0.58% and 0.66%, respectively. Similar to many other small financial institutions, the Bank has not developed a broad range of other banking-related services and products that are potential contributors to a larger stream of non-interest revenue and the bank has not capitalized on service charges on bank accounts to maintain its customer loyalty. The Bank’s non-interest income ratio at 0.13% of average assets would have ranked below all of the Comparative Group companies. The Bank generated no gains on sale of investments and recorded a loss on sale of foreclosed real estate, which amounted to negative 0.03% of average assets for the LTM period as compared to the Comparative Group and All Public Thrift medians of 0.00% and 0.02%, respectively.

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FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s operating expense ratio at 1.72% of average assets was much lower than the Comparative Group median of 3.03% and All Public Thrift median of 2.90%. The Bank’s operating expense was lower than each of the corresponding ratios reported by the Comparative Group companies except for WVS Financial Corp. Midstate operates efficiently as reflected by its salary and compensation to 0.80% of average assets as compared to the Comparative Group median of 1.60%. Based on its 15 full-time equivalent employees at December 31, 2013, the Bank maintained $11.8 million of assets per employee versus the Comparative Group median of $4.4 million. In addition, the Bank operates only one branch with substantial deposit size, with a large percentage of deposits vested in certificates of deposits which require limited overhead.

While the Bank’s expenses are expected to increase in the near term as a result of operating as a public company and establishing employee stock benefit plans, Midstate’s historical mode of operating efficiently should help the Bank to contain the expense ratio in future periods. However, management has also indicated that it expects short-term increases in operating expenses as the bank seeks to grow and right-size the organization. The Bank’s efficiency ratio (non-interest expense less intangibles amortization expense as a percent of net interest income before provision plus non-interest operating income) was relatively low at 62.2% versus the Comparative Group and All Public Thrift medians of 80.5% and 75.0%, respectively.

The Bank had higher loan loss provisions in previous years and, as discussed earlier, reduced its loan loss provision to $290,000 or 0.16% of average assets for the LTM period ended December 31, 2013. The provision was slightly lower than the Comparative Group median of 0.21% and above the All Public Thrift median of 0.10% for the LTM period.

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FELDMAN FINANCIAL ADVISORS, INC.

As reflected in Table 18, the overall balance sheet composition of the Bank generally appears comparable to that of the Comparative Group. The Bank’s net total loans amounted to 61.3% of total assets as of December 31, 2013, lower than the median of 68.2% for the Comparative Group. The Bank’s ratio of cash and securities to total assets was 34.5% and higher than the median of 26.5% of the Comparative Group. The Bank had no goodwill or other intangible assets on its balance sheet as of December 31, 2013. The Bank’s real estate owned measured 1.9% of total assets and was significantly higher than the 0.1% level reflected by the Comparative Group median. The Bank’s ratio of other assets measured 2.4% and was lower than the Comparative Group median of 5.1%.

The Bank had no borrowings as of December 31, 2013 as compared to the median borrowed funds as a percentage of total assets of the Comparative Group of 11.6%. The Bank’s deposit level at 86.9% of total assets was higher than the Comparative Group’s median deposit level of 74.4%. The Bank’s equity level before the Conversion was 12.10% relative to total assets, which approximated the Comparative Group and All Public Thrift medians of 12.2% and 12.3%, respectively.

As indicated earlier, Midstate has historically been a residential mortgage lender, as evidenced in its portfolio mix and its loan mix is not as varied as that of the Comparative Group. The Bank’s level of residential mortgage loans measured 81.3% of total loans based on regulatory financial data as of December 31, 2013, above the Comparative Group and All Public Thrift medians of 46.0% and 38.3%, respectively. Conversely, the Bank’s concentration ratios of non-residential loans were lower. The Bank’s ratio of other non-residential mortgage loans was 18.4% of total loans versus the Comparative Group median of 31.8%, and its ratio of non-mortgage loans was 0.3% versus the Comparative Group median of 16.5%.

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FELDMAN FINANCIAL ADVISORS, INC.

The Bank’s recent emphasis on restrained balance sheet growth is reflected in the comparative growth rates. The Bank’s asset growth rate measured negative 4.8% over the recent LTM period, opposite that of the Comparative Group median growth rate of 2.6% (four Comparative Group members recorded asset shrinkage). The Bank also exhibited negative growth rates of loans and deposits, while the Comparative Group reported median growth rates that were positive for loans and deposits. The sluggish economy and mounting credit-related losses have forced many financial institutions to emphasize capital preservation and credit remediation over growth objectives.

The Bank’s 5.26% ratio of non-performing assets was positioned significantly above the Comparative Group median of 1.59% and the All Public Thrift median of 1.81%. While the Bank’s asset quality ratios have improved dramatically from 2012, it continues to compare unfavorably to the peer groups. The Bank’s ratio of reserves to total loans was 0.75% versus the Comparative Group and All Public Thrift medians of 1.08% and 1.19%, respectively. Midstate’s 8.7% ratio of reserves to non-performing assets was significantly below the Comparative Group and All Public Thrift medians of 55.4% and 48.6%, respectively.

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FELDMAN FINANCIAL ADVISORS, INC.

In summary, the Bank’s recent earnings performance was above the results exhibited by the Comparative Group and approximated the All Public Thrift segment, while its asset quality significantly lagged that of both groups. The Bank’s profitability is characterized by a relatively low net interest margin and low non-interest income sources, counterbalanced by significantly lower operating expenses. The Bank’s net interest margin has been restrained by the yield potential of its residential mortgage loan portfolio along with the higher costs associated with certificate of deposit funding versus transaction accounts and weight of non-performing assets. Midstate’s earnings growth outlook will depend largely on the Bank’s ability to sustain satisfactory loan quality as its grows the portfolio, improve the net interest margin across movements in the interest rate environment, and control non-interest expense as it expands its operations and becomes a public company. Additionally, Midstate is challenged to reduce its non-performing assets without reducing or depleting its reserve levels.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 14
General Operating Characteristics
As of December 31, 2013

										Tang.
							Total	Total	Total	Common
					No. of	IPO	Assets	Deposits	Equity	Equity
	City	State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)

Midstate Community Bank	Baltimore	MD	NA	NA	1	NA	177,123	153,841	21,424	21,424

Comparative Group
Alliance Bancorp, Inc. of Pennsylvania	Broomall	PA	ALLB	NASDAQ	8	01/18/11	425,502	345,378	70,169	70,169
First Federal of Northern Michigan Bancorp, Inc.	Alpena	MI	FFNM	NASDAQ	8	04/04/05	209,657	160,029	23,525	23,485
Georgetown Bancorp, Inc.	Georgetown	MA	GTWN	NASDAQ	3	07/12/12	263,033	175,961	28,942	28,942
Hamilton Bancorp, Inc.	Towson	MD	HBK	NASDAQ	5	10/10/12	300,470	237,123	61,474	58,629
LSB Financial Corp.	Lafayette	IN	LSBI	NASDAQ	5	02/03/95	367,581	314,620	40,727	40,727
Poage Bankshares, Inc.	Ashland	KY	PBSK	NASDAQ	10	09/13/11	289,230	209,440	57,658	57,658
Polonia Bancorp, Inc.	Huntingdon Valley	PA	PBCP	NASDAQ	6	11/13/12	305,583	201,322	40,300	40,300
Wellesley Bancorp, Inc.	Wellesley	MA	WEBK	NASDAQ	4	01/26/12	458,520	357,518	46,789	46,789
Wolverine Bancorp, Inc.	Midland	MI	WBKC	NASDAQ	4	01/20/11	297,761	172,983	60,325	60,325
WVS Financial Corp.	Pittsburgh	PA	WVFC	NASDAQ	6	11/29/93	314,033	141,286	32,290	32,290

Source: Midstate Community Bank; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 15
General Financial Performance Ratios
As of or For the Last Twelve Months Ended December 31, 2013

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

Midstate Community Bank	177,123	153,841	12.10	12.10	2.76	62.24	0.53	4.53	0.55	4.71

Comparative Group Average	323,137	231,566	14.41	14.33	3.22	81.77	0.28	2.12	0.26	2.02
Comparative Group Median	303,027	205,381	12.20	12.20	3.42	80.45	0.32	2.47	0.32	2.15

All Public Thrift Average	2,550,237	1,720,183	13.18	12.56	3.25	75.27	0.56	4.30	0.51	3.82
All Public Thrift Median	804,949	624,478	12.29	11.57	3.27	75.02	0.56	4.68	0.58	4.32

Comparative Group
Alliance Bancorp, Inc. of Pennsylvania	425,502	345,378	16.49	16.49	3.36	79.44	0.32	1.80	0.32	1.80
First Federal of Northern Michigan Bancorp, Inc.	209,657	160,029	11.22	11.20	3.64	90.92	0.03	0.23	0.06	0.54
Georgetown Bancorp, Inc.	263,033	175,961	11.00	11.00	3.86	81.45	0.32	2.46	0.32	2.46
Hamilton Bancorp, Inc.	300,470	237,123	20.46	19.70	2.79	94.44	(0.38)	(1.86)	(0.44)	(2.14)
LSB Financial Corp.	367,581	314,620	11.08	11.08	3.30	69.40	0.70	6.37	0.70	6.37
Poage Bankshares, Inc.	289,230	209,440	19.93	19.93	3.48	82.95	0.54	2.70	0.37	1.84
Polonia Bancorp, Inc.	305,583	201,322	13.19	13.19	3.13	98.48	(0.09)	(0.60)	(0.09)	(0.60)
Wellesley Bancorp, Inc.	458,520	357,518	10.20	10.20	3.54	72.66	0.55	5.09	0.54	4.94
Wolverine Bancorp, Inc.	297,761	172,983	20.26	20.26	3.60	73.15	0.54	2.48	0.54	2.48
WVS Financial Corp.	314,033	141,286	10.28	10.28	1.52	74.79	0.29	2.55	0.28	2.50

Source: Midstate Community Bank; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 16
Income and Expense Analysis
For the Last Twelve Months Ended December 31, 2013

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pretax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	of	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang,	Expense	Earnings

Midstate Community Bank	4.03	1.36	2.67	0.13	(0.03)	0.16	1.72	0.00	0.00	0.92

Comparative Group Average	3.75	0.68	3.07	0.66	0.04	0.25	3.09	0.01	0.00	0.39
Comparative Group Median	3.90	0.65	3.23	0.58	0.00	0.21	3.03	0.00	0.00	0.50

All Public Thrift Average	3.71	0.69	3.03	0.98	0.06	0.15	3.09	0.01	0.04	0.76
All Public Thrift Median	3.68	0.63	3.07	0.66	0.02	0.10	2.90	0.00	0.00	0.72

Comparative Group
Alliance Bancorp, Inc. of Pennsylvania	3.73	0.55	3.18	0.17	0.00	0.20	2.66	0.00	0.00	0.49
First Federal of Northern Michigan Bancorp, Inc.	3.90	0.54	3.36	0.83	0.00	0.30	3.81	0.06	0.00	0.03
Georgetown Bancorp, Inc.	4.22	0.51	3.71	0.74	0.00	0.31	3.63	0.00	0.00	0.51
Hamilton Bancorp, Inc.	3.24	0.65	2.59	0.22	0.10	0.88	2.72	0.01	0.00	(0.80)
LSB Financial Corp.	3.82	0.65	3.16	1.09	0.00	0.18	2.97	0.00	0.00	1.11
Poage Bankshares, Inc.	3.99	0.72	3.27	0.49	0.26	0.04	3.19	0.00	0.00	0.53
Polonia Bancorp, Inc.	3.90	0.94	2.96	2.02	0.00	0.21	4.90	0.00	0.00	(0.13)
Wellesley Bancorp, Inc.	4.14	0.69	3.45	0.21	0.03	0.12	2.66	0.00	0.00	0.88
Wolverine Bancorp, Inc.	4.61	1.10	3.52	0.68	0.00	0.29	3.09	0.00	0.00	0.81
WVS Financial Corp.	1.98	0.48	1.49	0.17	0.01	(0.04)	1.25	0.00	0.00	0.45

Source: Midstate Community Bank; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 17
Yield-Cost Structure and Growth Rates
For the Last Twelve Months Ended December 31, 2013

	Avg.	Avg.	Avg. Net
	Int. Earn.	Int.-Bear.	Earning	Avg.	Yield on	Cost of	Net	Asset	Loan	Deposit
	Assets/	Liabs./	Assets/	Equity/	Int.-Earn.	Int-Bear.	Interest	Growth	Growth	Growth
	Assets	Assets	Assets	Assets	Assets	Liabs.	Spread	Rate	Rate	Rate

Midstate Community Bank	99.06	89.83	9.23	11.51	4.17	1.56	2.61	(4.79)	(0.63)	(6.02)

Comparative Group Average	91.96	74.14	16.25	14.85	3.94	0.92	3.36	6.84	7.00	2.82
Comparative Group Median	93.96	74.57	16.84	12.55	4.18	0.80	3.34	2.59	1.23	1.50

All Public Thrift Average	91.62	75.30	16.32	13.11	4.00	0.89	3.18	3.25	5.66	2.14
All Public Thrift Median	92.08	75.54	16.54	12.43	3.97	0.84	3.16	2.21	5.36	1.06

Comparative Group
Alliance Bancorp, Inc. of Pennsylvania	99.13	80.93	18.20	18.40	3.94	0.72	3.22	(7.68)	7.17	(6.92)
First Federal of Northern Michigan Bancorp, Inc.	93.87	79.49	14.39	11.63	4.23	0.69	3.54	(1.95)	(1.80)	1.06
Georgetown Bancorp, Inc.	83.58	66.38	17.19	11.35	4.40	0.67	3.73	24.31	22.77	13.94
Hamilton Bancorp, Inc.	99.79	NA	NA	22.05	3.49	NA	NA	(10.25)	(9.25)	(10.42)
LSB Financial Corp.	94.06	NA	NA	10.84	3.98	NA	NA	0.81	(9.32)	1.94
Poage Bankshares, Inc.	94.37	NA	NA	19.98	4.25	NA	NA	(0.61)	0.82	(3.63)
Polonia Bancorp, Inc.	85.05	73.51	11.54	13.47	4.13	1.15	2.98	14.25	37.07	2.34
Wellesley Bancorp, Inc.	85.42	68.94	16.48	9.51	4.25	0.88	3.37	21.93	26.82	19.95
Wolverine Bancorp, Inc.	95.31	75.62	19.69	21.07	4.72	1.42	3.30	4.37	1.65	9.09
WVS Financial Corp.	88.97	NA	NA	10.16	2.01	NA	NA	23.24	(5.96)	0.87

Source: Midstate Community Bank; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 18
Balance Sheet Composition
As of December 31, 2013

	As a Percent of Total Assets
	Cash &	Total	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity

Midstate Community Bank	34.49	61.26	1.86	0.00	2.39	86.86	0.00	1.05	87.90	12.10

Comparative Group Average	30.16	64.98	0.20	0.10	4.56	70.83	13.92	0.85	85.59	14.41
Comparative Group Median	26.48	68.23	0.11	0.00	5.11	74.37	11.64	0.69	87.80	12.20

All Public Thrift Average	25.90	67.44	0.39	0.68	5.58	73.54	12.23	1.05	86.82	13.18
All Public Thrift Median	22.47	70.03	0.20	0.01	7.30	75.14	11.81	0.76	87.71	12.29

Comparative Group
Alliance Bancorp, Inc. of Pennsylvania	23.56	70.24	0.75	0.00	5.45	81.17	0.81	1.53	83.51	16.49
First Federal of Northern Michigan Bancorp, Inc.	27.97	65.10	0.36	0.02	6.55	76.33	11.84	0.62	88.78	11.22
Georgetown Bancorp, Inc.	10.85	85.51	0.00	0.00	3.64	66.90	20.88	1.22	89.00	11.00
Hamilton Bancorp, Inc.	42.61	49.70	0.33	0.95	6.41	78.92	0.00	0.62	79.54	20.46
LSB Financial Corp.	24.98	69.47	0.00	0.00	5.54	85.59	2.72	0.61	88.92	11.08
Poage Bankshares, Inc.	32.74	61.33	0.13	0.00	5.80	72.41	6.90	0.75	80.07	19.93
Polonia Bancorp, Inc.	28.15	66.99	0.09	0.00	4.77	65.88	19.31	1.62	86.81	13.19
Wellesley Bancorp, Inc.	12.87	83.87	0.00	0.00	3.26	77.97	11.45	0.37	89.80	10.20
Wolverine Bancorp, Inc.	9.95	87.56	0.29	0.00	2.20	58.09	20.82	0.83	79.74	20.26
WVS Financial Corp.	87.95	10.02	0.00	0.00	2.03	44.99	44.44	0.29	89.72	10.28

Source: Midstate Community Bank; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 19
Regulatory Capital, Credit Risk, and Loan Composition
As of or For the Last Twelve Months Ended December 31, 2013

	Tier 1	Tier 1	Total						Other
	Leverage	Risk-	Risk-		Total			Resid.	Real Est.	Non-mtg.
	Capital	based	based	NPLs/	NPAs/	Resrvs./	Resrvs./	Mtgs./	Mtgs./	Loans/
	Ratio	Capital	Capital	Loans	Assets	NPAs	Loans	Loans	Loans	Loans

Midstate Community Bank	12.28	27.10	28.09	5.51	5.26	8.74	0.75	81.31	18.38	0.31

Comparative Group Average	12.53	20.63	21.72	2.01	1.50	68.25	1.40	48.67	33.06	18.27
Comparative Group Median	11.05	21.23	22.29	2.04	1.59	55.38	1.08	46.01	31.75	16.51

All Public Thrift Average	12.71	19.68	20.86	2.92	2.40	57.79	1.37	39.32	37.48	23.20
All Public Thrift Median	12.13	18.21	19.59	2.13	1.81	48.62	1.19	38.25	39.55	22.21

Comparative Group
Alliance Bancorp, Inc. of Pennsylvania	13.25	20.87	22.12	2.08	2.24	44.62	1.40	36.86	47.83	15.31
First Federal of Northern Michigan Bancorp, Inc.	10.79	16.79	17.89	2.00	1.68	41.82	1.07	45.18	37.54	17.28
Georgetown Bancorp, Inc.	9.66	13.07	14.30	1.39	1.20	75.92	1.05	40.85	35.27	23.88
Hamilton Bancorp, Inc.	15.30	26.80	28.05	3.58	2.15	39.53	1.68	48.35	28.24	23.42
LSB Financial Corp.	10.98	16.13	17.39	2.54	1.81	95.30	2.43	37.56	46.69	15.74
Poage Bankshares, Inc.	16.16	30.87	32.12	0.52	0.45	146.66	1.06	75.56	10.17	14.27
Polonia Bancorp, Inc.	11.12	21.59	22.46	2.09	1.50	30.06	0.67	88.54	8.56	2.89
Wellesley Bancorp, Inc.	8.31	10.87	12.10	1.64	1.39	66.14	1.08	46.84	21.23	31.92
Wolverine Bancorp, Inc.	19.60	24.60	25.90	2.31	2.38	107.32	2.83	18.63	70.77	10.60
WVS Financial Corp.	10.13	24.70	24.90	1.98	0.20	35.14	0.69	48.35	24.26	27.39

Source: Midstate Community Bank; SNL Financial; Feldman Financial.

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III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Bank’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and thrift institutions in general. Changes in the Bank’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Bank or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects
(2)	Financial Condition
(3)	Market Area
(4)	Management
(5)	Dividend Policy

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FELDMAN FINANCIAL ADVISORS, INC.

(6)	Liquidity of the Issue
(7)	Subscription Interest
(8)	Recent Acquisition Activity
(9)	Effect of Government Regulations and Regulatory Reform
(10)	Stock Market Conditions

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Bank’s profitability in recent years has varied from low to moderate due to a combination of earnings fundamentals reflecting a low net interest margin, low operating expenses, and elevated non-performing assets.

Midstate’s earnings compared favorably to the Comparative Group for the recent LTM period. The Bank’s core earnings amounted to 0.55% of average assets versus the Comparative Group median of 0.32%. The Bank’s lower net interest margin and lower level of non-interest income were the chief factors contributing to the Bank’s disadvantage in earnings power, however this disadvantage was more than offset by Midstate’s significantly lower operating expenses resulting in a slightly higher level of core earnings than the Comparative Group. As discussed earlier, the Bank’s historical operating strategy has focused on emphasizing fixed-rate residential mortgage lending, maintaining strong capital levels, and operating efficiently.

The Bank’s reliance on fixed-rate residential mortgage loans funded heavily by certificates of deposit has contributed to its tightened net interest margin. Thus, with such a narrow net interest margin, the Bank’s profitability is susceptible to adverse interest rate movements or elevated credit-related losses given its current balance sheet exposure. Furthermore, after the Conversion, the Bank’s operating expenses are anticipated to increase. The stock-based employee benefit plans will bring further expense charges.

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As its net interest margin is likely to encounter added pressure due to increased competition and possible adverse changes in interest rates, the Bank has not yet developed significant sources of non-interest revenue to sustain earnings growth from other business channels. The Bank’s large concentration of fixed-rate loans also heightens its exposure to interest rate risk. The Bank’s increased capital position following the Conversion will help to improve its net interest margin across changing interest rate and business cycles, provide added interest rate risk protection and additional leverage capacity to grow the balance sheet. This benefit may be offset by the increased operating expenses after the Conversion. The Bank anticipates that as asset quality continues to improve, the earnings performance of Midstate may also improve. However, should losses on non-performing assets exist as the portfolio is managed, additional provisions would be necessary, as Midstate has modest loss reserve ratios. Based on the Bank’s current earnings fundamentals and recent operating results, we believe that no adjustment is warranted to the Bank’s pro forma market value for earnings prospects relative to the Comparative Group.

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Financial Condition

As discussed and summarized in Chapter I, the Bank’s overall loan composition reflects a large concentration of fixed-rate residential mortgage loans. The Bank’s overall balance sheet structure reflects a concentration of real estate loans funded by deposits. The Bank’s deposits primarily consist of certificate accounts, which composed 76.2% of total deposits at December 31, 2013. Based on the financial comparisons reviewed in the prior chapter, we note that the Bank’s balance sheet structure appears similar to that of the Comparative Group. Before the infusion of net capital proceeds, the Bank’s equity ratio at 12.10% of assets was comparable to that of the Comparative Group’s average and median and 12.20%. The Bank has a much higher level of non-performing assets than exhibited by the Comparative Group, and maintained a significantly lower level of loan loss reserves in relation to total loans and nonperforming assets. Further, the Comparative Group is better positioned than Midstate as the Comparative Group companies exhibited better asset quality ratios on a more diversified loan portfolio mix.

The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions and generally satisfactory earnings, similar to the Bank. We believe that while the balance sheet and funding structure fundamentals of the Bank appear similar to that of the Comparative Group, they are not. Assets are largely invested in residential, fixed-rate mortgages and are funded by higher costing certificates of deposit. Further, Midstate is at a competitive disadvantage to the Comparative Group with regard to its asset quality ratios. Investors would consider that, while Midstate would command an advantage of enhanced capital ratios and higher capitalization levels on a pro forma basis after the conversion than the Comparative Group, concerns regarding asset quality would override these benefits. In summary, we believe that a downward adjustment is warranted for the Bank’s financial condition relative to the Comparative Group.

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Market Area

The members of the Comparative Group were drawn from the Mid-Atlantic, Midwestern, and New England regions of the country. The selection criteria parameters produced one public thrift operating in the Bank’s home market of Maryland (Hamilton Bancorp based in Baltimore, Maryland), along with three other companies in the Mid-Atlantic region (Alliance Bancorp, Polonia Bancorp and WVS Financial, all headquartered in Pennsylvania), four from Midwestern States and two from Massachusetts. The market areas encompassing the Comparative Group companies include major metropolitan areas such as Baltimore-MD, Pittsburgh-PA, Philadelphia-PA, and Boston-MA, along with smaller metropolitan areas. The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas with relatively stable economies, steady housing values, and moderate population growth prospects, similar to that experienced by the Bank’s market area. In recognition of these factors, we believe that no adjustment is warranted for market area.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Bank competes in an increasingly challenging financial services environment. The normal challenges facing the Bank in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. The Bank has a senior management team led by two individuals with long tenures at Midstate and extensive experience in the local banking marketplace. Mr. N. Alan Anthony serves as Chairman and Chief Executive Officer of the Bank, Mr. Paul Lovelace serves as the Chief Financial Officer and Treasurer and Ms. Nancy Gerling serves as the Vice President and Secretary and is responsible for supervising the loan department, compliance department and human resources. Mr. Anthony has been with the Bank since 1971 and has been the President and Chief Executive Officer since 1990. Ms. Gerling has been employed by the Bank since 1982 and has worked in all lending and deposit departments during her tenure at the Bank. Mr. Lovelace has been the Chief Financial Officer for approximately two years. Prior to that, Mr. Lovelace served as Senior Vice President and Chief Financial Officer of Madison Square Federal Savings Bank in Baltimore, Maryland where he managed all aspects of accounting and prepared the company’s SEC filings. As reflected by its historical operating results, we believe that investors will take into account that the Bank is professionally and capably managed by an experienced management team. Investors will likely rely upon actual earnings results as the means of evaluating the future performance of Midstate’s management as the Bank pursues its growth objectives following the Conversion. Therefore, based on these considerations, we believe no adjustment is warranted relative to the Comparative Group for this factor.

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Dividend Policy

Following the Conversion, the Board of Directors of Midstate initially does not intend to declare of pay cash dividends. However, in the future, the Board may declare and pay regular cash dividends or periodic special cash dividends. In determining whether to declare or pay any dividends, the Board will take into account the Company’s and Bank’s financial condition, operating results, tax considerations, capital requirements, industry standards, and economic conditions. No assurances are given by Midstate that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. Of the ten members of the Comparative Group, six currently pay regular cash dividends. The average dividend yield of the Comparative Group was 1.33% and the median was 1.31% as of April 21, 2014. The average dividend yield of the All Public Thrift aggregate was 1.75% and the median was 1.49% as of April 21, 2014. Although Midstate has yet to establish a policy of paying regular cash dividends, we believe that investors will take note of its solid dividend-paying capacity as evidenced by strong pro forma capital ratios. Therefore, we have concluded that no adjustment was warranted for purposes of dividend policy.

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Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ market. All ten members of the Comparative Group are listed on the NASDAQ market. In conjunction with the Conversion, Midstate will not apply to have its common stock listed for quotation on the NASDAQ market. Instead, the Company intends to lists its common stock for trading on the Over-the-Counter Bulletin Board (“OTCBB”) following completion of the Conversion. The OTCBB is an electronic quotation system that displays real-time quotes, last sale prices, and volume information for many over-the-counter securities that are not listed on the NASDAQ or a national stock exchange.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depend on the existence of willing buyers and sellers. The number of active buyers and sellers of shares of common stock at any particular time may be more limited on the OTCBB versus a national market such as NASDAQ, which may have an adverse effect on the price at which shares of common stock can be sold. Therefore, purchasers of the Company’s shares are likely to encounter a limited trading market for this common stock issue. Because of the Bank’s comparatively smaller capital amount and asset size, its resulting market capitalization will also be smaller than the average $41.5 million and median $45.7 million market value of the Comparative Group. Of the ten companies in the Comparative Group, all are traded on NASDAQ and indicated a median overall average daily trading volume of approximately 2,200 shares during the past year with each company exceeding a minimum average of approximately 1,100 shares per day. The Bank’s smaller stock issue and OTCBB listing do not offer the relative depth of liquidity afforded by the Comparative Group’s larger market values and NASDAQ trading history. Therefore, we have concluded that a downward adjustment to the Bank’s pro forma market value is warranted to address the anticipated illiquidity of its common stock issue.

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Subscription Interest

Midstate has retained the services of Sandler O’Neill & Partners, L.P. to assist in the marketing and sale of the stock offering. The Bank’s employee stock ownership plan (“ESOP”) plans to purchase 8.0% of the amount of stock to be sold in the stock offering. Midstate expects its directors, executive officers and their associates, to purchase 130,000 shares of common stock in the offering for an aggregate amount of $1.3 milllion based on a $10.00 offering price per share. Except for the ESOP, no person may purchase in the aggregate more than 5.0% of the shares sold in the offering. The minimum purchase in the offering will be 25 shares or an aggregate amount of $250. The maximum number of shares of common stock that can be ordered by any person in the offering through a single deposit account is 25,000 shares ($250,000), and no person, together with an associate or group of persons acting in concert, may purchase more than 50,000 shares ($500,000) in the offering.

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Recent subscription interest in thrift stock conversion offerings has been varied. Of the two standard conversion transactions that closed in 2014, Coastway Bancorp headquartered in Rhode Island (a NASDAQ listed stock) closed at the adjusted maximum while Edgewater Bancorp headquartered in Michigan (a bulletin board listed stock) closed slightly above the minimum. As shown in Table 22, the after-market performance of recently converted thrifts has also been mixed with most of the OTCBB issues notably experiencing no material price change in the after-market following the IPO. We are not currently aware of any meaningful market evidence or characteristics that may help predict the likely level of interest in Midstate’s subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and at present requires no further adjustment.

Recent Acquisition Activity

Table 20 summarizes recent acquisition activity involving banks and thrifts based in Maryland. The most recent acquisition was announced on April 8, 2014 and involved the acquisition of OBA Financial Services, Inc., a $386 million thrift headquartered in Germantown, Maryland, by F.N.B Corporation, a large bank headquartered in Pennsylvania. The largest recent acquisition of a Maryland bank or thrift over the past several years involved the purchase announced in February 2014 (and renegotiated through a competitive bidding process approved by the bankruptcy court through April 16, 2014) of First Mariner Bank ($1.0 billion in total assets) by an investor group. The sale is the product of a years-long marketing process that resulted in the holding company, First Mariner Bancorp, filing for bankruptcy and selling its subsidiary bank in a bankruptcy sale that is in the finishing stages. In June 2013, BCSB Bancorp, Inc. ($642 million in total assets) announced it was to be acquired by F.N.B Corporation. The next largest acquisition was that of CFG Community Bank ($478 million in total assets) announced in October 2013 by MVB Financial Corporation. These three acquired companies operated in the Baltimore, Maryland market area. Many of the acquired Maryland institutions listed in Table 20 can be characterized as sellers experiencing financial difficulties due to non-performing asset and low (or negative) earnings issues and were acquired at prices below book value. Given that there are significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in determining the Company’s pro forma market value.

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Effect of Government Regulations and Regulatory Reform

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted on July 21, 2010, and provides for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies. The legislation also created the Consumer Financial Protection Bureau that has broad authority to issue regulations governing the services and products provided by financial institutions. Community bankers unanimously believe that the implemented legislation will increase compliance costs, raise regulatory capital requirements, alter loan loss provisioning practices, and otherwise adversely impact operations of banks and thrifts. The potential also exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulators, Midstate will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of December 31, 2013, the Bank was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of government regulations and regulatory reform.

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Table 20

Summary of Recent Maryland Acquisition Activity

Transactions Announced Since January 1, 2010

				Seller's Prior Financial Data							Offer Value to
				Total	Equity/	LTM	LTM			Offer	Book	Tang.	LTM	Total
			B/T	Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	State	Seller	(1)	($Mil.)	(%)	(%)	(%)	Anncd.	(2)	($Mil.)	(%)	(%)	(x)	(%)

Median: 2010 - 2014				356.7	9.26	0.25	1.87	NA	NA	25.4	95.5	95.5	31.5	11.81
Median: 2013 - 2014				385.6	12.39	0.27	1.49	NA	NA	27.0	99.9	99.9	38.3	12.09

F.N.B. Corporation	PA	OBA Financial Services, Inc.	T	385.6	18.76	0.28	1.49	04/08/14	P	98.8	133.2	133.2	NM	25.63
RKJS Inc.	MD	First Mariner Bank	B	1,014.8	3.21	(1.33)	(37.02)	02/10/14	P	17.7	54.5	54.5	NM	1.75
Southern National Bancorp of Virginia, Inc.	VA	Prince George's Federal Savings Bank	T	104.1	12.39	0.35	2.87	01/08/14	P	11.5	89.1	89.1	31.5	11.04
MVB Financial Corp.	WV	CFG Community Bank	B	477.8	13.55	3.67	31.46	10/23/13	P	30.0	NA	NA	NA	NA
F.N.B. Corporation	PA	BCSB Bancorp, Inc.	B	642.3	8.68	0.27	3.13	06/14/13	C	77.6	134.2	134.3	45.1	12.09
Private investor - Jacob M. Safra		T. Rowe Price Savings Bank	T	175.0	13.73	0.12	0.91	05/29/13	C	24.0	99.9	99.9	NM	13.71
Municipal Employees Credit Union of Baltimore, Inc.	MD	Advance Bank	T	60.8	9.58	0.09	0.97	04/04/13	C	NA	NA	NA	NA	NA
BV Financial, Inc. (MHC)	MD	Vigilant Federal Savings Bank	T	50.9	7.60	0.23	3.26	12/20/12	C	NA	NA	NA	NA	NA
F.N.B. Corporation	PA	Annapolis Bancorp, Inc.	B	437.5	7.98	0.70	8.40	10/22/12	C	50.5	160.5	160.5	18.6	11.53
Old Line Bancshares, Inc.	MD	WSB Holdings, Inc.	T	373.6	14.76	0.30	2.12	09/10/12	C	49.0	88.7	88.7	43.7	13.11
Kopernik Federal Bank	MD	Hull Federal Savings Bank	T	24.9	8.37	(1.58)	(19.66)	06/19/12	C	1.9	91.1	91.1	NM	7.63
Jefferson Bancorp, Inc.	DC	Carrollton Bancorp	B	365.4	8.93	0.15	1.63	04/09/12	C	NA	NA	NA	NA	NA
Sandy Spring Bancorp, Inc.	MD	CommerceFirst Bancorp, Inc.	B	204.8	11.60	0.75	6.73	11/04/11	C	25.4	106.7	106.7	16.4	12.38
Old Line Bancshares, Inc.	MD	Maryland Bankcorp, Inc.	B	348.1	7.24	(1.38)	(17.16)	09/01/10	C	19.8	78.4	78.4	NM	5.68

(1) B=bank; T=thrift.

(2) P=pending; C=completed.

Source: SNL Financial.

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Stock Market Conditions

Table 21 displays the performance of the SNL All Public Thrift, SNL All Mid-Atlantic Thrift, SNL <$500 Million-Asset Thrift indexes, as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) over various periods. Table 21 also includes comparison to the SNL OTCBB/Pink index of thinly traded companies. The various public thrift indexes generally tracked directionally the cyclical trends of the broader stock index from 2012 through the period measured in 2014. The All Public Thrift Index increased by 17.5% in 2012, slightly above the 13.4% improvement in the S&P 500, while the SNL Mid-Atlantic Thrift Index advanced 15.2% during this period. The All Public Thrift Index advanced further by 24.9% in 2013, while the S&P 500 advanced 29.6% in 2013. The other indices reviewed also advanced in excess of 20.0% except for the Bulletin Board and Pink Sheet index.

Table 21

Comparative Stock Index Performance

	12/31/11-	12/31/12-	12/31/13-	12/31/11-
Index	12/31/12	12/31/13	04/21/14	04/21/14

SNL All Public Thrift	17.5%	24.9%	0.9%	48.0%
SNL Mid-Atlantic Thrift	15.2%	25.8%	0.4%	45.4%
SNL Thrift <$500 Million	21.1%	21.0%	4.1%	52.4%
SNL Bulletin Board & Pink Sheet Thrifts	18.4%	18.7%	4.5%	46.9%
S&P 500	13.4%	29.6%	1.3%	48.8%

Source: SNL Financial.

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Although volatile, the market values for bank and thrift stocks increased nominally, as did the S&P 500 Index, since December 31, 2013. The SNL All Public Thrift index increased 0.9% since December 31, 2013 and the S&P 500 index increased 1.3% during this same period. Concerns over the sustainability of earnings in the banking system related to interest rate pressures, increased expenses related to Dodd-Frank, and capital concerns related to Basel III continue to place pressure on financial stock issues, however there appears to be increased market speculation on merger activity.

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 22 presents a summary of standard full conversion offerings since January 1, 2012.

There were twelve standard conversion offerings completed in 2011, only seven in calendar 2012 and a scarce three transactions in 2013. Two standard thrift conversions have been completed thus far in 2014. The after-market price performance of standard thrift conversion IPOs has generally characterized by stock price increases. Of the 12 standard conversion offerings completed since January 1, 2012, the average and median one-week price changes were 16.4% and 14.8%, respectively. The after-market performance for the five thrift conversions listed on the OTCBB or Pink Sheets exhibited average and median one-week price changes of 9.8% and 4.5%, respectively. As shown in Table 22, the cumulative price changes for OTCBB/Pink Sheet listed conversions were an average of 20.0% and median of 4.9% as compared to the NASDAQ listed conversions posting cumulative average and median price gains of 40.1% and 41.9%, respectively.

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Historically, newly converted thrifts had been trading upward to a range approaching existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend in earnings improvement was evident. Pricing a new offering at a high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations resulting in non-sustainable price-to-earnings ratios and very marginal returns on equity.

Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current low interest rate environment and against the backdrop of unsteady real estate market conditions.

The FDIC recently reported that for the year ended December 31, 2013, the thrift industry recorded profits of $11.2 billion or 1.08% of average assets as compared to $11.0 billion or 1.06% for 2012. Asset quality continued to improve, as troubled assets (noncurrent loans and repossessed assets) declined to 1.74% of assets at the end 2013, down from 2.38% one year earlier. FDIC regulated thrifts continued to be strongly capitalized with an average leverage ratio of 10.88% and an average total risk-based capital ratio of 18.75% and there was only one failed thrift for the year ending December 31, 2013 as compared to ten for 2012.

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Table 22

Summary of Recent Standard Conversions

Transactions Completed Since January 1, 2012

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		4/21/14	Price Change			Change
				Total	Offering	Book	Tang.	LTM	IPO	Closing	One	One	One	Thru
		Stock	Conv.	Assets	Proceeds	Value	Book	EPS	Price	Price	Day	Week	Month	4/21/14
Company	State	Exchange	Date	($Mil.)	($Mil.)	(%)	(%)	(x)	($)	($)	(%)	(%)	(%)	(%)

Standard — Average				345.2	39.5	58.7	59.4	107.4	NA	NA	15.6	16.4	15.4	40.1
Standard — Median				253.9	27.2	58.7	59.0	23.3	NA	NA	12.6	14.8	16.3	41.9

Average — OTC Conversions				109.9	7.8	56.7	57.6	21.4	NA	NA	7.5	9.8	8.6	20.0
Median — OTC Conversions				90.6	6.7	54.2	56.4	20.9	NA	NA	7.5	4.5	2.5	4.9

Standard Offerings
Edgewater Bancorp, Inc.	MI	OTCQB	01/17/14	119.5	6.7	52.7	55.0	NM	10.00	10.40	0.0	2.5	2.5	4.0
Coastway Bancorp, Inc.	RI	NASDAQ	01/15/14	380.5	48.3	72.2	72.2	500.0	10.00	10.18	9.2	8.5	1.9	1.8
Quarry City Savings and Loan Association	MO	OTCQB	07/26/13	40.3	4.1	54.2	56.4	13.9	10.00	10.49	7.5	2.0	0.5	4.9
Sunnyside Bancorp, Inc.	NY	OTCQB	07/16/13	90.6	7.9	63.0	63.0	NM	10.00	9.60	5.0	4.5	0.1	(4.0)
Westbury Bancorp, Inc.	WI	NASDAQ	04/10/13	523.8	50.9	57.7	57.7	250.0	10.00	14.30	35.2	35.1	33.3	43.0
Meetinghouse Bancorp, Inc.	MA	OTCQB	11/20/12	74.1	6.6	64.7	64.7	29.4	10.00	12.00	12.5	27.5	20.0	20.0
Hamilton Bancorp, Inc.	MD	NASDAQ	10/10/12	315.8	37.0	55.7	58.3	NM	10.00	14.07	19.0	17.0	12.5	40.7
Madison County Financial, Inc.	NE	NASDAQ	10/04/12	233.4	31.9	55.2	56.6	6.9	10.00	18.36	48.9	46.1	45.1	83.6
HomeTrust Bancshares, Inc.	NC	NASDAQ	07/11/12	1,564.4	211.6	59.7	59.7	NM	10.00	15.76	17.0	20.0	24.5	57.6
FS Bancorp, Inc.	WA	NASDAQ	07/10/12	300.8	32.4	61.1	61.1	25.6	10.00	16.50	0.1	0.7	2.1	65.0
Wellesley Bancorp, Inc.	MA	NASDAQ	01/26/12	274.4	22.5	59.7	59.7	12.6	10.00	18.90	20.0	20.9	22.9	89.0
West End Indiana Bancshares, Inc.	IN	OTCQB	01/11/12	225.2	13.6	49.1	49.1	20.9	10.00	17.50	12.6	12.5	20.0	75.0

Source: SNL Financial.

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Thrift industry total assets have continued their decline, but at a much slower pace, decreasing approximately 0.7% during 2013, as compared to a 14.8% decrease in 2012. The industry reported a net interest margin of 3.39% for the year ended December 31, 2013 and 3.46% for the quarter ended December 31, 2013 as compared to 3.45% for the year ended December 31, 2012 and 3.24% for the quarter ended December 31, 2012. Structural changes during the year ended December 31, 2013, other than the one aforementioned thrift failure, comprised 28 thrifts that were acquired in mergers and one newly reporting thrift institution.

As the banking industry continues its recovery, the Federal Reserve has maintained a program of keeping rates at or near historic lows. Through calendar 2013 and early 2014, the effective federal funds rate was approximately 5-20 basis points and the prime rate has remained constant at 3.25%. In mid-March of 2014, the Federal Reserve sent signals that while it intends to keep short term rates near zero into 2015, rate increases may come sooner and more aggressive than expected depending on certain factors impacting the speed of economic recovery. While remaining low by historical standards, mortgage interest rates have risen recently as the Federal Reserve has continued with its decision to extend its purchases of mortgage-backed securities and long-term Treasury securities (although tapering purchases from $85 billion per month to $55 billion per month over the first three months of 2014) to attempt to keep longer-term borrowings at low interest levels to spur growth.

The number of institutions on the FDIC’s “Problem List” (including both banks and thrifts) fell from 515 to 467 during the quarter ended December 31, 2013, while assets of “problem” institutions declined from $174.2 billion to $152.7 billion at December 31, 2013, the eleventh consecutive quarter that the number of problem institutions has decreased.

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Thrift industry earnings results have recently been sustained by stabilizing net interest margins and have been bolstered by significant reductions in loan loss provisions. Industry operating expenses generally continue to rise in the face of a stabilizing net interest margin and little growth in non-interest income. Generally, over the past year, financial institutions have relied on reductions in loan loss provisions to a more normalized level as asset quality has improved to increase net income. While thrift industry capital levels remain strong and asset quality has improved, there continue to be volatile swings in the market for bank and thrift stocks. However, we believe that some of the economic uncertainty has dissipated and believe no adjustment is necessary for stock market conditions.

Adjustments Conclusion

It is our opinion that the Bank’s pro forma valuation should be discounted relative to the Comparative Group because of factors associated with financial condition and liquidity of the issue. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at meaningful discounts to peer institutions relative to price-to-book and price-to-tangible book ratios. Due to initially low post-conversion earnings from the reinvestment of conversion proceeds at historically low rates, price-to-earnings ratios may be priced at a premium to established traded companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

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Valuation Approach

In determining the estimated pro forma market value of Midstate, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 23 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of April 21, 2014. As shown in Table 23, the median P/B and P/TB ratio for the Comparative Group was 84.4% and 85.0, respectively, and the median P/E ratio was 30.5x. On a core earnings basis, the median core P/E of the Comparative Group was 34.1x. Most of the Comparative Group companies reported P/E ratios that were either distortedly high due to low levels of profitability or negative in two cases due to losses. Such ratios are represented as not meaningful (“NM”) and are not utilized for comparative analysis.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock. However, as noted above, the P/E ratio is not useful for companies reporting negative or low earnings as many Comparative Group members recorded for the last twelve month period. The Bank’s LTM earnings for the period ended December 31, 2013 amounted to $970,000. On a core earnings basis, which excludes the Bank’s loss on sale of foreclosed real estate, the Bank’s LTM core earnings amounted to $1.0 million. In the absence of meaningful earnings results for Midstate or P/E multiples for the Comparative Group being misrepresentative of the marketplace, more reliance is on placed on the P/B and P/TB ratios to determine trading valuation benchmarks.

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FELDMAN FINANCIAL ADVISORS, INC.

Based on our comparative financial and valuation analyses, we concluded that the Bank should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma P/B and P/TB ratio of 60.0% for the Bank, which reflects an aggregate midpoint value of $26.0 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $22.1 million reflects a 55.3% P/B ratio and the resulting maximum value of $29.9 million reflects a 64.0% P/B ratio. The adjusted maximum, computed as an additional 15.0% above the maximum, is positioned at approximately $34.4 million and a P/B ratio of 67.9%.

The Bank’s pro forma midpoint P/B and P/TB ratios of 60.0% reflect a discount of 28.9% to the Comparative Group median P/B ratio of 84.4% and a 29.4% discount to the Comparative Group median P/TB ratio of 85.0%. The Bank’s pro forma maximum P/B and P/TB of 64.0% reflect a discount of 24.2% to the Comparative Group median P/B and a discount of 24.7% to the Comparative Group median P/TB ratio. At the adjusted maximum, the Bank’s pro forma P/B and P/TB ratio of 67.9% is positioned at a 19.5% discount to the Comparative Group median P/B and a discount of 20.1% to the Comparative Group median P/TB ratio. Based on the Valuation Range as indicated above, the Bank’s pro forma P/E ratios reflected a 37.0x multiple and Midstate’s Price/Core Earnings reflected a multiple of 34.5x at the midpoint and represented pricing premiums over the Comparative Group medians at pricing levels above the minimum.

Based on the price-to-assets valuation metric, the Bank’s pro forma midpoint of $26.0 million reflects a corresponding P/A ratio of 13.1%, ranging from 11.3% at the pro forma valuation minimum to 14.8% and 16.7% at the maximum and adjusted maximum, respectively. The Bank’s strong capitalization level resulted in P/A ratios above those of the Comparative Group. At the midpoint of the valuation range, Midstate’s P/A ratio was 13.1% as compared to the Comparative Group median P/A ratio of 11.6%.

83

FELDMAN FINANCIAL ADVISORS, INC.

On a pro forma basis, the Company’s ratio of equity to assets ranges from 20.42% at the valuation minimum and 21.78% at the midpoint to 23.09% and 24.54% at the maximum and adjusted maximum, respectively, providing a further challenge to produce meaningful returns on equity.

Valuation Conclusion

It is our opinion that, as of April 21, 2014, the aggregate estimated pro forma market value of the Bank on a fully converted basis was within the Valuation Range of $22,100,000 to $29,900,000 with a midpoint of $26,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $34,385,000.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Bank’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

84

FELDMAN FINANCIAL ADVISORS, INC.

Table 23

Comparative Pro Forma Market Valuation Analysis

Midstate Community Bank and the Comparative Group

Computed from Market Price Data as of April 21, 2014

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Midstate Community Bank(1)
Pro Forma Minimum	10.00	22.1	28.6	27.8	55.3	55.3	11.30	20.42	20.42	0.00
Pro Forma Midpoint	10.00	26.0	37.0	34.5	60.0	60.0	13.06	21.78	21.78	0.00
Pro Forma Maximum	10.00	29.9	45.5	41.7	64.0	64.0	14.77	23.09	23.09	0.00
Pro Forma Adj. Maximum	10.00	34.4	55.6	52.6	67.9	67.9	16.66	24.54	24.54	0.00

Comparative Group Average	NA	41.5	31.3	41.9	87.1	87.5	12.50	14.41	14.33	1.33
Comparative Group Median	NA	45.7	30.5	34.1	84.4	85.0	11.65	12.20	12.20	1.31

All Public Thrift Average(2)	NA	361.2	23.1	28.1	105.9	114.3	13.4	13.18	12.56	1.75
All Public Thrift Median(2)	NA	100.9	18.7	19.9	97.9	103.7	12.5	12.29	11.57	1.49

Comparative Group
Alliance Bancorp, Inc. of Pennsylvania	15.73	68.3	54.2	54.2	100.1	100.1	16.51	16.49	16.49	1.27
First Federal of Northern Michigan Bancorp, Inc.	4.89	14.1	NM	101.9	59.9	60.0	6.73	11.22	11.20	1.64
Georgetown Bancorp, Inc.	15.00	27.5	36.6	36.6	94.9	94.9	10.44	11.00	11.00	1.07
Hamilton Bancorp, Inc.	14.07	49.5	NM	NM	80.5	84.4	16.47	20.46	19.70	NA
LSB Financial Corp.	28.95	45.0	17.9	17.9	111.2	111.2	12.32	11.08	11.08	1.24
Poage Bankshares, Inc.	14.73	57.5	28.9	42.3	85.5	85.5	17.05	19.93	19.93	1.36
Polonia Bancorp, Inc.	9.55	33.1	NM	NM	83.2	83.2	10.97	13.19	13.19	NA
Wellesley Bancorp, Inc.	18.90	46.4	19.5	20.1	99.1	99.1	10.12	10.20	10.20	NA
Wolverine Bancorp, Inc.	21.76	49.9	31.5	31.5	82.9	82.9	16.79	20.26	20.26	NA
WVS Financial Corp.	11.59	23.9	30.5	31.1	73.9	73.9	7.60	10.28	10.28	1.38

(1)	Pro forma ratios assume sale of 100% of the to-be-outstanding common stock, reflecting gross proceeds of $22.1 million at the minimum, $26.0 million at the midpoint, $29.9 million at the maximum, and $34.4 million at the adjusted maximum of the valuation range.
(2)	Companies traded on a major exchange; excludes mutual holding companies and companies being acquired in announced merger transactions.

Source: Midstate Community Bank; SNL Financial; Feldman Financial.

85

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Consolidated Balance Sheets

Midstate Community Bank

As of December 31, 2012 and 2013

(Dollars in Thousands)

	December 31,
	2013	2012

Assets:
Cash and due from banks	$6,130	$6,074
Federal funds sold	5,361	14,388
Cash and cash equivalents	11,491	20,461

Investment certificates of deposit	8,538	7,778
Investment securities available for sale	5,390	6,345
Investment securities held to maturity	35,669	33,625
Loans receivable (net)	108,508	109,200
Real estate owned	3,296	4,386
Premises and equipment	1,084	1,159
Federal Home Loan Bank stock	223	271
Deferred income taxes	994	986
Other assets	1,929	1,831
Total Assets	$177,123	$186,042

Liabilities and Equity
Liabilities:
Deposits	$153,841	$163,691
Borrowed funds	-	-
Due to banks	1,305	495
Other liabilities	553	845
Total liabilities	155,699	165,031

Retained Earnings:
Retained earnings - substantially restricted	22,313	21,343
Unrealized loss on investment securities available for sale, net of tax	(660)	(81)
Unrecognized net actuarial loss, net of tax	(228)	(250)
Total equity	21,424	21,012

Total Liabilities and Equity	$177,123	$186,042

Source: Midstate Community Bank, financial statements.

II-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Consolidated Income Statements

Midstate Community Bank

For the Years Ended December 31, 2012 and 2013

(Dollars in Thousands)

	Year Ended December 31,
	2013	2012

Interest Income
Loans receivable	$6,033	$6,410
Investment securities	1,174	1,196
Other interest income	117	93
Total Interest Income	7,324	7,699

Interest Expense
Deposits	2,478	3,192
Borrowed funds	-	-
Total Interest Expense	2,478	3,192

Net Interest Income	4,846	4,507

Provision for Loan Losses	290	400

Net Interest Income After Provisions for Loan Losses	4,556	4,107

Non-Interest Income
Rental income	163	181
Gain on sale of loans held for sale	-	3
Service charges on deposit accounts	15	13
Net gain (loss) on sale of foreclosed real estate	(59)	(18)
Other	54	48
Total Non-Interest Income	172	228

Non-Interest Expenses
Compensation and employee benefits	1,453	1,324
Occupancy and equipment	232	217
Write-down and expense of foreclosed real estate	590	744
Advertising and marketing	136	129
Professional services	153	173
Data processing	171	171
FDIC insurance premiums	157	191
Other	233	216
Total Non-Interest Expenses	3,123	3,165

Income Before Income Taxes	1,605	1,170

Income Taxes	635	464

Net Income	$970	$706

Source: Midstate Community Bank, financial statements.

II-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of December 31, 2012 and 2013

(Dollars in Thousands)

	At December 31,
	2013		2012
		Percent		Percent
	Amount	of Total	Amount	of Total

Real estate loans:
Loans secured by 1-4 family property:
Owner occupied residential mortgages	$64,686	59.17%	$59,459	53.96%
Residential mortgage-investor property	24,201	22.14%	26,759	24.28%
Home equity loans	5,799	5.30%	5,956	5.40%
Construction loans	1,929	1.76%	3,024	2.74%
Multi-family loans	1,804	1.65%	1,845	1.67%
Commercial real estate	6,591	6.03%	8,671	7.87%
Land and land development	3,972	3.63%	4,192	3.80%
Total real estate loans	108,982	99.69%	109,906	99.74%

Other loans:
Deposit secured loans	341	0.31%	283	0.26%
Other consumer loans	0	0.00%	0	0.00%
Total other loans	341	0.31%	283	0.26%
Total gross loans	$109,323	100.00%	$110,189	100.00%

Less:
Allowance for loan losses	(815)		(989)
Total loans, net	$108,508		$109,200

Source: Midstate Community Bank, preliminary prospectus.

II-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Investment Portfolio Composition

As of December 31, 2012 and 2013

(Dollars in Thousands)

	At December 31,
	2013		2012
	Balance	Percent of Total	Balance	Percent of Total

Securities available-for-sale, at fair value:
U.S. Government agency	5,390	100.00%	6,345	100.00%
Total securities available for sale	5,390	100.00%	6,345	100.00%

Securities held-to-maturity, at book value:
U.S. Government agency	18,132	50.8%	14,373	42.7%
Mortgage-backed securities	16,529	46.3%	18,243	54.3%
Municipal security	1,008	2.83%	1,009	3.00%
Total securities held to maturity	35,669	100.00%	33,625	100.00%

Total	$41,059	100.00%	$39,969	100.00%

Source: Midstate Community Bank, preliminary prospectus.

II-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Deposit Account Distribution

As of December 31, 2012 and 2013

(Dollars in Thousands)

	At December 31,
	2013			2012
			Weighted			Weighted
		Percent of	Average		Percent of	Average
	Amount	Total	Rate	Amount	Total	Amount

Non-interest-bearing demand	$391	0.25%	—	$412	0.25%	—
Interest-bearing demand	12,040	7.83%	0.60%	10,490	6.41%	0.70%
Savings accounts	24,096	15.66%	0.49%	21,620	13.21%	0.59%
Total	36,528	23.74%	0.52%	32,522	19.87%	0.62%

Certificates of deposit	79,067	51.40%	1.51%	90,192	55.10%	1.85%
IRA certificates of deposit	38,245	24.86%	2.16%	40,977	25.03%	2.91%
Total deposits	$153,841	100.00%	1.43%	$163,691	100.00%	1.67%

Source: Midstate Community Bank, preliminary prospectus.

II-5

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Office Facilities

As of December 31, 2013

(Dollars in Thousands)

Location	Year Opened	Approximate Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value	12/31/13 Deposits

Main Office & Branch Location:

6810 York Road Baltimore, Maryland 21212	1979	4,200	Owned	NA	$482	$153,841

Source: Midstate Community Bank

II-6

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	4/21/14	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

All Public Thrifts(1)
Alliance Bancorp, Inc. of Pennsylvania	PA	ALLB	426	16.49	16.49	0.32	1.80	15.73	68.3	54.2	54.2	100.1	100.1	16.51	1.27
Anchor Bancorp	WA	ANCB	391	13.33	13.33	(0.23)	(1.93)	19.30	49.2	NM	NM	94.4	94.4	12.57	NA
ASB Bancorp, Inc.	NC	ASBB	733	13.79	13.79	0.19	1.37	17.97	89.2	58.0	69.5	89.6	89.6	12.36	NA
Astoria Financial Corporation	NY	AF	15,700	9.89	8.81	0.53	5.72	13.70	1,361.9	18.0	NA	95.8	110.1	8.75	1.17
Athens Bancshares Corporation	TN	AFCB	295	13.94	13.89	0.78	5.23	23.00	41.8	20.4	19.9	105.8	106.3	14.75	0.87
Atlantic Coast Financial Corporation	FL	ACFC	734	8.93	8.93	(1.55)	(30.40)	4.24	65.8	NM	NM	100.4	100.4	8.96	0.00
Bank Mutual Corporation	WI	BKMU	2,319	12.38	12.37	0.47	3.99	6.34	294.9	26.4	NA	104.1	104.2	12.74	1.89
BankFinancial Corporation	IL	BFIN	1,454	12.08	11.93	0.23	1.89	9.94	209.8	62.1	55.5	119.4	121.1	14.43	0.40
Berkshire Hills Bancorp, Inc.	MA	BHLB	5,673	11.95	7.54	0.78	6.09	25.03	628.3	15.2	12.3	92.4	153.8	11.05	2.88
BofI Holding, Inc.	CA	BOFI	3,568	8.73	8.73	1.54	17.05	85.12	1,201.6	26.0	25.0	390.1	390.1	33.57	NA
Broadway Financial Corp.	CA	BYFC	332	7.70	7.70	(0.09)	(1.47)	1.29	25.2	NM	NM	102.0	102.0	7.85	0.00
BSB Bancorp, Inc.	MA	BLMT	1,055	12.37	12.37	0.21	1.51	17.19	155.7	NM	79.1	119.4	119.4	14.76	NA
Cape Bancorp, Inc.	NJ	CBNJ	1,093	12.85	10.99	0.53	3.80	10.69	127.0	23.2	21.1	91.8	109.6	11.80	2.25
Capitol Federal Financial, Inc.	KS	CFFN	9,111	17.23	17.23	0.76	4.25	12.42	1,803.0	25.9	25.9	116.6	116.6	20.08	2.42
Carver Bancorp, Inc.	NY	CARV	639	7.90	7.90	0.26	2.82	11.30	41.8	31.4	58.2	NM	NM	7.03	0.00
Central Federal Corporation	OH	CFBK	256	8.94	8.94	(0.39)	(4.04)	1.51	23.9	NM	NM	104.6	104.6	9.35	0.00
Charter Financial Corporation	GA	CHFN	1,080	25.30	24.95	0.51	2.29	10.70	244.0	42.8	46.1	90.0	91.7	22.78	1.87
Cheviot Financial Corp.	OH	CHEV	587	15.49	13.90	0.24	1.43	10.49	71.5	50.0	41.9	78.9	89.5	12.21	3.43
Chicopee Bancorp, Inc.	MA	CBNK	588	15.69	15.69	0.44	2.79	17.50	95.2	35.0	33.9	103.1	103.1	16.19	1.60
Citizens Community Bancorp, Inc.	WI	CZWI	552	9.80	9.77	0.20	2.00	8.04	41.5	38.3	27.5	76.6	76.9	7.50	0.50
CMS Bancorp, Inc.	NY	CMSB	263	8.66	8.66	0.37	4.29	9.38	17.5	18.0	22.9	82.2	82.2	6.69	NA
Colonial Financial Services, Inc.	NJ	COBK	583	10.15	10.15	(0.30)	(2.87)	11.30	43.6	NM	NM	73.6	73.6	7.47	NA
Dime Community Bancshares, Inc.	NY	DCOM	4,028	10.81	9.56	1.09	10.58	16.53	607.0	13.4	13.5	139.3	159.8	15.07	3.39
Eagle Bancorp Montana, Inc.	MT	EBMT	516	9.25	7.84	0.53	5.38	11.28	44.2	16.3	19.7	92.6	110.8	8.56	2.57
ESB Financial Corporation	PA	ESBF	1,939	10.01	NA	0.85	8.66	13.15	233.2	14.6	NA	NA	NA	NA	3.04
ESSA Bancorp, Inc.	PA	ESSA	1,355	12.29	11.57	0.58	4.68	10.56	125.6	15.1	14.4	75.6	81.0	9.29	2.65
EverBank Financial Corp	FL	EVER	17,641	9.19	8.92	0.75	8.88	19.22	2,358.3	18.8	16.4	160.2	166.2	13.47	0.62
First Capital, Inc.	IN	FCAP	444	12.00	10.92	1.12	9.59	21.00	58.5	11.5	11.6	109.8	122.2	13.16	4.00
First Clover Leaf Financial Corp.	IL	FCLF	622	11.75	10.07	0.55	4.40	9.40	65.9	20.4	20.8	90.1	107.2	10.59	2.55
First Connecticut Bancorp, Inc.	CT	FBNK	2,110	11.01	11.01	0.19	1.57	15.93	262.2	66.4	71.1	112.9	112.9	12.42	0.75
First Defiance Financial Corp.	OH	FDEF	2,164	12.70	10.01	1.05	8.14	27.27	263.6	12.7	11.9	95.8	125.3	12.17	2.20
First Federal Bancshares of Arkansas, Inc.	AR	FFBH	549	12.97	12.97	0.14	1.02	8.94	179.2	NM	NM	251.7	251.7	32.64	0.00
First Federal of Northern Michigan Bancorp, Inc.	MI	FFNM	210	11.22	11.20	0.03	0.23	4.89	14.1	NM	101.9	59.9	60.0	6.73	1.64
First Financial Northwest, Inc.	WA	FFNW	921	20.02	20.02	2.73	13.12	10.06	165.0	6.9	6.9	89.4	89.4	17.91	1.99

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (Continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	4/21/14	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

First Savings Financial Group, Inc.	IN	FSFG	687	12.00	10.71	0.71	5.64	22.84	51.6	11.4	10.9	79.1	93.3	7.71	1.93
Flagstar Bancorp, Inc.	MI	FBC	9,407	15.16	15.16	2.13	21.56	20.34	1,143.5	4.7	3.8	98.5	98.5	12.49	0.00
Fox Chase Bancorp, Inc.	PA	FXCB	1,117	15.53	15.53	0.51	3.13	17.05	207.1	35.5	37.9	119.4	119.4	18.55	2.35
Franklin Financial Corporation	VA	FRNK	1,075	22.51	22.51	0.91	3.98	19.98	241.3	24.1	28.9	100.1	100.1	22.52	NA
FS Bancorp, Inc.	WA	FSBW	419	14.87	14.87	1.01	6.43	16.50	53.5	12.8	13.8	85.8	85.8	12.75	1.21
Georgetown Bancorp, Inc.	MA	GTWN	263	11.00	11.00	0.32	2.46	15.00	27.5	36.6	36.6	94.9	94.9	10.44	1.07
Hamilton Bancorp, Inc.	MD	HBK	300	20.46	19.70	(0.38)	(1.86)	14.07	49.5	NM	NM	80.5	84.4	16.47	NA
Hampden Bancorp, Inc.	MA	HBNK	694	12.19	12.19	0.55	4.31	16.08	90.9	24.0	24.5	107.4	107.4	13.08	1.49
Heritage Financial Group, Inc.	GA	HBOS	1,381	9.06	8.78	0.87	9.37	19.07	150.3	12.7	14.2	119.5	123.7	10.82	1.47
HF Financial Corp.	SD	HFFC	1,254	7.79	7.43	0.48	6.06	13.55	95.6	16.1	17.3	97.9	103.0	7.62	3.32
Hingham Institution for Savings	MA	HIFS	1,440	7.79	7.79	1.51	19.18	73.49	156.4	8.0	10.1	139.5	139.5	10.87	1.47
HMN Financial, Inc.	MN	HMNF	621	14.05	14.05	4.73	39.62	10.17	45.2	1.8	NA	73.9	73.9	7.61	0.00
Home Bancorp, Inc.	LA	HBCP	984	14.42	14.25	0.76	5.14	20.15	143.1	19.0	18.7	100.8	102.2	14.53	NA
Home Federal Bancorp, Inc. of Louisiana	LA	HFBL	286	14.46	14.46	0.94	6.18	18.04	40.5	14.8	14.9	98.2	98.2	14.20	1.33
HomeStreet, Inc.	WA	HMST	3,066	8.67	NA	0.88	9.56	18.18	270.0	11.3	10.5	101.2	NA	8.78	0.00
HomeTrust Bancshares, Inc.	NC	HTBI	1,629	21.98	NA	0.73	3.21	15.76	311.8	26.3	24.7	87.1	NA	19.14	NA
IF Bancorp, Inc.	IL	IROQ	568	13.89	13.89	0.64	4.22	16.13	71.4	19.2	19.4	91.1	91.1	12.65	0.62
Jacksonville Bancorp, Inc.	IL	JXSB	315	13.46	12.70	0.96	7.22	22.95	41.7	13.8	14.9	98.4	105.2	13.24	1.39
LaPorte Bancorp, Inc.	IN	LPSB	527	15.23	13.81	0.83	4.81	10.99	64.3	15.9	17.7	81.1	91.0	12.36	1.46
Louisiana Bancorp, Inc.	LA	LABC	317	18.29	18.29	0.86	4.81	19.60	56.1	19.0	20.5	97.7	97.7	17.86	1.02
LSB Financial Corp.	IN	LSBI	368	11.08	11.08	0.70	6.37	28.95	45.0	17.9	17.9	111.2	111.2	12.32	1.24
Madison County Financial, Inc.	NE	MCBK	290	21.16	20.85	1.08	4.82	18.36	56.7	17.8	17.2	90.8	92.5	19.21	1.53
Malvern Bancorp, Inc.	PA	MLVF	594	12.56	12.56	(2.99)	(21.51)	10.39	68.1	NM	NM	91.3	91.3	11.47	0.00
Meta Financial Group, Inc.	SD	CASH	1,807	7.89	7.77	0.81	9.96	42.07	257.0	17.1	17.3	179.6	182.7	14.18	1.24
NASB Financial, Inc.	MO	NASB	1,181	16.25	16.09	1.83	11.13	25.40	199.8	9.4	9.3	104.1	105.3	16.92	0.00
Naugatuck Valley Financial Corporation	CT	NVSL	487	11.97	11.97	(1.74)	(13.89)	7.75	54.3	NM	NM	93.2	93.2	11.15	0.00
New Hampshire Thrift Bancshares, Inc.	NH	NHTB	1,435	10.50	6.92	0.65	6.18	14.71	120.9	13.5	13.3	94.6	166.8	8.56	3.54
New York Community Bancorp, Inc.	NY	NYCB	46,688	12.29	7.42	1.07	8.46	16.15	7,140.9	15.0	15.0	124.1	216.8	15.25	6.19
Northfield Bancorp, Inc.	NJ	NFBK	2,703	26.50	26.03	0.70	2.70	12.69	706.1	37.3	39.7	102.6	105.1	27.20	1.89
Northwest Bancshares, Inc.	PA	NWBI	7,975	14.51	12.54	0.83	5.80	14.58	1,377.3	20.3	22.0	119.0	140.9	17.27	3.57
Ocean Shore Holding Co.	NJ	OSHC	1,020	10.41	9.95	0.51	5.02	14.93	100.9	18.4	18.1	97.0	102.1	10.10	1.61
OceanFirst Financial Corp.	NJ	OCFC	2,250	9.53	9.53	0.71	7.51	17.43	303.4	18.3	15.3	141.4	141.4	13.47	2.75
OmniAmerican Bancorp, Inc.	TX	OABC	1,391	14.89	14.89	0.48	3.12	22.76	262.9	37.3	47.0	125.8	125.8	18.73	0.88
Oneida Financial Corp.	NY	ONFC	742	12.22	8.96	0.86	6.59	12.42	87.1	14.3	13.5	96.3	136.2	11.76	3.86
Oritani Financial Corp.	NJ	ORIT	2,942	17.67	17.67	1.49	8.07	15.44	705.7	15.9	16.3	135.8	135.8	23.98	4.53

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (Continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	4/21/14	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($Mil.)	(%)	(%)	(%)	(%)	($)	($Mil.)	(x)	(x)	(%)	(%)	(%)	(%)

Peoples Federal Bancshares, Inc.	MA	PEOP	588	17.88	17.88	0.37	2.01	18.18	116.5	51.9	51.9	111.2	111.2	19.87	1.10
People's United Financial, Inc.	CT	PBCT	33,112	13.88	7.99	0.74	5.01	14.43	4,436.1	18.7	17.4	96.5	179.3	13.40	4.57
Poage Bankshares, Inc.	KY	PBSK	289	19.93	19.93	0.54	2.70	14.73	57.5	28.9	42.3	85.5	85.5	17.05	1.36
Polonia Bancorp, Inc.	PA	PBCP	306	13.19	13.19	(0.09)	(0.60)	9.55	33.1	NM	NM	83.2	83.2	10.97	NA
Provident Financial Holdings, Inc.	CA	PROV	1,134	13.44	13.44	1.11	8.44	14.40	141.9	11.6	11.6	93.1	93.1	12.51	2.78
Provident Financial Services, Inc.	NJ	PFS	7,487	13.50	9.19	0.97	7.08	17.65	1,063.8	14.3	14.5	104.6	161.3	14.12	3.40
Prudential Bancorp, Inc.	PA	PBIP	525	24.84	24.84	0.36	2.40	10.87	103.8	54.7	77.4	79.5	79.5	19.76	0.00
Pulaski Financial Corp.	MO	PULB	1,294	9.04	8.76	0.72	7.58	10.39	118.1	14.8	14.9	114.9	119.7	8.96	3.66
Riverview Bancorp, Inc.	WA	RVSB	805	10.15	7.20	0.56	5.42	3.48	78.2	17.4	17.6	96.2	140.5	9.72	0.00
Rockville Financial, Inc.	CT	RCKB	2,302	13.01	12.97	0.67	4.67	13.37	347.3	24.8	21.8	116.0	116.4	15.08	2.99
Severn Bancorp, Inc.	MD	SVBI	793	10.49	10.45	(3.04)	(26.45)	4.59	46.2	NM	NA	81.7	82.2	6.03	0.00
SI Financial Group, Inc.	CT	SIFI	1,346	11.35	10.04	(0.08)	(0.63)	11.74	150.3	NM	57.9	98.3	112.7	11.16	1.02
Simplicity Bancorp, Inc.	CA	SMPL	855	16.50	16.12	0.72	4.28	17.15	129.6	21.4	21.4	95.8	98.5	15.81	1.87
SP Bancorp, Inc.	TX	SPBC	304	10.79	10.79	0.41	3.73	20.43	32.7	25.2	24.4	100.5	100.5	10.84	NA
State Investors Bancorp, Inc.	LA	SIBC	259	16.07	16.07	0.20	1.19	16.10	37.7	NM	80.5	92.6	92.6	14.88	NA
Territorial Bancorp Inc.	HI	TBNK	1,617	13.12	NA	0.93	6.73	20.92	210.3	14.0	16.6	99.1	NA	13.00	2.68
TF Financial Corporation	PA	THRD	836	11.35	10.84	0.85	7.40	31.38	98.9	13.8	14.2	104.2	109.7	11.83	1.53
Timberland Bancorp, Inc.	WA	TSBK	728	10.86	10.16	0.63	5.19	10.91	76.9	19.1	21.4	97.2	104.8	10.56	1.47
TrustCo Bank Corp NY	NY	TRST	4,579	8.12	8.11	0.93	11.59	6.84	646.8	15.5	16.3	174.0	174.2	14.13	3.84
United Community Bancorp	IN	UCBA	512	14.49	13.96	0.52	3.77	11.33	58.3	20.2	21.9	78.6	82.1	11.39	2.12
United Community Financial Corp.	OH	UCFC	1,738	10.07	10.07	0.56	5.32	3.72	188.1	53.1	106.2	107.0	107.1	10.78	0.00
Wayne Savings Bancshares, Inc.	OH	WAYN	410	9.40	9.01	0.51	5.24	11.76	33.4	16.3	15.9	86.7	90.9	8.15	2.72
Wellesley Bancorp, Inc.	MA	WEBK	459	10.20	10.20	0.55	5.09	18.90	46.4	19.5	20.1	99.1	99.1	10.12	NA
Westbury Bancorp, Inc.	WI	WBB	536	16.94	16.94	0.03	0.21	14.30	73.5	NA	NA	81.1	81.1	13.73	NA
Westfield Financial, Inc.	MA	WFD	1,277	12.07	12.07	0.53	4.04	7.27	144.3	21.4	33.1	95.0	95.0	11.47	3.30
Wolverine Bancorp, Inc.	MI	WBKC	298	20.26	20.26	0.54	2.48	21.76	49.9	31.5	31.5	82.9	82.9	16.79	NA
WSFS Financial Corporation	DE	WSFS	4,516	8.48	7.69	1.07	11.60	69.77	621.7	13.8	15.0	162.0	180.4	13.74	0.69
WVS Financial Corp.	PA	WVFC	314	10.28	10.28	0.29	2.55	11.59	23.9	30.5	31.1	73.9	73.9	7.60	1.38

Average			2,550	13.18	12.56	0.56	4.30	16.72	361.2	23.1	28.1	105.9	114.3	13.44	1.75
Median			805	12.29	11.57	0.56	4.68	14.73	100.9	18.7	19.9	97.9	103.7	12.54	1.49

(1) Public thrifts traded on NYSE, NYSE Amex, and NASDAQ; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: SNL Financial; Feldman Financial.

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 0.38%, which represented the yield on two-year U.S. Treasury securities at December 13, 2013. The effective corporate income tax rate was assumed to be 39.45%, resulting in a net after-tax yield of 0.23%.

3.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 20-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Bank’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $3.65 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25% were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $3.65 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.04%; and a volatility rate of 19.42% based on an index of publicly traded thrift institutions.

7.	Fixed offering expenses are estimated at $708,000. Variable expenses assume a commission of 1.1% of shares sold in subscription, 2.0% for shares sold in the community offering to contacts identified by Midstate and 3.0% to all other shares sold in the community offering. All shares were assumed to be sold in subscription.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

IV-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Midstate Community Bank

Historical Financial Data as of December 31, 2013

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	2,210,000	2,600,000	2,990,000	3,438,500
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds	$22,100	$26,000	$29,900	$34,385
Less: estimated offering expenses	(917)	(956)	(996)	(1,041)
Net offering proceeds	21,183	25,044	28,904	33,344
Less: ESOP purchase	(1,768)	(2,080)	(2,392)	(2,751)
Less: RSP purchase	(884)	(1,040)	(1,196)	(1,375)
Net investable proceeds	$18,531	$21,924	$25,316	$29,218
Net Income:
Historical LTM ended 12/31/13	$970	$970	$970	$970
Pro forma income on net proceeds	43	50	58	67
Pro forma ESOP adjustment	(54)	(63)	(72)	(83)
Pro forma RSP adjustment	(107)	(126)	(145)	(167)
Pro forma option adjustment	(145)	(171)	(197)	(226)
Pro forma net income	$707	$660	$614	$561
Pro forma earnings per share	$0.35	$0.27	$0.22	$0.18
Core Earnings:
Historical LTM ended 12/31/13	$1,008	$1,008	$1,008	$1,008
Pro forma income on net proceeds	43	50	58	67
Pro forma ESOP adjustment	(54)	(63)	(72)	(83)
Pro forma RSP adjustment	(107)	(126)	(145)	(167)
Pro forma option adjustment	(145)	(171)	(197)	(226)
Pro forma core earnings	$745	$698	$652	$599
Pro forma core earnings per share	$0.36	$0.29	$0.24	$0.19
Total Equity	$21,424	$21,424	$21,424	$21,424
Net offering proceeds	21,183	25,044	28,904	33,344
Less: ESOP purchase	(1,768)	(2,080)	(2,392)	(2,751)
Less: RSP purchase	(884)	(1,040)	(1,196)	(1,375)
Pro forma total equity	$39,955	$43,348	$46,740	$50,642
Pro forma book value	$18.08	$16.67	$15.63	$14.73
Tangible Equity	$21,424	$21,424	$21,424	$21,424
Net offering proceeds	21,183	25,044	28,904	33,344
Less: ESOP purchase	(1,768)	(2,080)	(2,392)	(2,751)
Less: RSP purchase	(884)	(1,040)	(1,196)	(1,375)
Pro forma tangible equity	$39,955	$43,348	$46,740	$50,642
Pro forma tangible book value	$18.08	$16.67	$15.63	$14.73
Total Assets	$177,123	$177,123	$177,123	$177,123
Net offering proceeds	21,183	25,044	28,904	33,344
Less: ESOP purchase	(1,768)	(2,080)	(2,392)	(2,751)
Less: RSP purchase	(884)	(1,040)	(1,196)	(1,375)
Pro forma total assets	$195,654	$199,047	$202,439	$206,341
Pro Forma Ratios:
Price / LTM EPS	28.6	37.0	45.5	55.6
Price / Core EPS	27.8	34.5	41.7	52.6
Price / Book Value	55.3%	60.0%	64.0%	67.9%
Price / Tangible Book Value	55.3%	60.0%	64.0%	67.9%
Price / Total Assets	11.30%	13.06%	14.77%	16.66%
Total Equity / Assets	20.42%	21.78%	23.09%	24.54%
Tangible Equity / Assets	20.42%	21.78%	23.09%	24.54%

IV-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Maximum Valuation

Midstate Community Bank

Historical Financial Data as of December 31, 2013

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$970,000
Core earnings — LTM	Y	1,008,000
Net worth	B	21,424,000
Tangible net worth	B	21,424,000
Total assets	A	177,123,000
Expenses in conversion	X	996,000
Other proceeds not reinvested	O	3,588,000
ESOP purchase	E	2,392,000
ESOP expense (pre-tax)	F	118,900
RSP purchase	M	1,196,000
RSP expense (pre-tax)	N	239,452
Stock option expense (pre-tax)	Q	218,270
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	0.23%
Tax rate	T	39.45%
Shares for EPS	S	92.40%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	45.45	x
Price / Core EPS	P/E	41.67	x
Price / Book Value	P/B	63.98%
Price / Tangible Book	P/TB	63.98%
Price / Assets	P/A	14.77%

Pro Forma Calculation at Maximum Value				Based on

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$29,900,000	[LTM earnings]
	1 - (P/E / S) * R

V =	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$29,900,000	[Core earings]
	1 - (P/E / S) * R

V =	P/B * (B - X - E - M)	=	$29,900,000	[Book value]
	1 - P/B

V =	P/TB * (B - X - E - M)	=	$29,900,000	[Tangible book]
	1 - P/TB

V =	P/A * (B - X - E - M)	=	$29,900,000	[Total assets]
	1 - P/A

Pro Forma Valuation Range
Minimum =	$26,000,000	x	0.85	=	$22,100,000
Midpoint =	$26,000,000	x	1.00	=	$26,000,000
Maximum =	$26,000,000	x	1.15	=	$29,900,000
Adj. Max. =	$29,900,000	x	1.15	=	$34,385,000

IV-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation

Computed from Market Price Data as of April 21, 2014

		Midstate	Comparative		All Public
Valuation		Community	Group		Thrifts (1)
Ratio	Symbol	Bank	Average	Median	Average	Median

Price / LTM EPS	P/E		31.3	30.5	23.1	18.7
Minimum	(x)	28.6	-8.7%	-6.3%	23.5%	52.5%
Midpoint		37.0	18.3%	21.4%	60.1%	97.6%
Maximum		45.5	45.2%	49.0%	96.5%	142.6%
Adj. Maximum		55.6	77.5%	82.1%	140.2%	196.5%

Price / Core EPS	P/E		41.9	34.1	28.1	19.9
Minimum	(x)	27.8	-33.8%	-18.4%	-1.3%	39.4%
Midpoint		34.5	-17.8%	1.2%	22.5%	73.0%
Maximum		41.7	-0.7%	22.3%	48.0%	109.0%
Adj. Maximum		52.6	25.5%	54.5%	87.0%	164.1%

Price / Book Value	P/B		87.1	84.4	105.9	97.9
Minimum	(%)	55.3	-36.5%	-34.4%	-47.8%	-43.5%
Midpoint		60.0	-31.2%	-28.9%	-43.3%	-38.7%
Maximum		64.0	-26.6%	-24.2%	-39.6%	-34.6%
Adj. Maximum		67.9	-22.1%	-19.5%	-35.9%	-30.6%

Price / Tangible Book	P/TB		87.5	85.0	114.3	103.7
Minimum	(%)	55.3	-36.8%	-34.9%	-51.6%	-46.6%
Midpoint		60.0	-31.5%	-29.4%	-47.5%	-42.1%
Maximum		64.0	-26.9%	-24.7%	-44.0%	-38.3%
Adj. Maximum		67.9	-22.4%	-20.1%	-40.6%	-34.5%

Price / Total Assets	P/A		12.5	11.6	13.4	12.5
Minimum	(%)	11.3	-9.6%	-3.0%	-15.9%	-9.9%
Midpoint		13.1	4.5%	12.1%	-2.8%	4.1%
Maximum		14.8	18.2%	26.8%	9.9%	17.8%
Adj. Maximum		16.7	33.3%	43.1%	24.0%	32.9%

(1) Excludes companies subject to MHC ownership or pending acquisition.

IV-4